Exhibit 10.14

CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10) AND REPLACED WITH [***]. SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

License Agreement

This Agreement is entered into with effect as of the Effective Date (as defined below)

by and between

F. Hoffmann-La Roche Ltd

with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”)

and

Hoffmann-La Roche Inc.

with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. (“Roche US”; Roche Basel and Roche US together referred to as “Roche”),

on the one hand,

and

OHB Pediatrics Ltd. a UK private limited company organized under the laws of England and Wales with a registered office at 3rd floor, 1 Ashley Road, WA14 2DT, Altrincham, United Kingdom (“Company”)

and

Oak Hill Bio Ltd. a UK private limited company organized under the laws of England and Wales with a registered office at 3rd floor, 1 Ashley Road, WA14 2DT, Altrincham, United Kingdom (“OHB Parent”) (solely for purposes of Section 19.5), on the other hand.

1	DEFINITIONS	1

2	LICENSES	11

3	SUBLICENSE TO SUBLICENSEES	12

4	RIGHT OF FIRST NEGOTIATION; NOTICE OF SUBSEQUENT TRANSACTION	12

5	ALLIANCE MANAGERS	14

6	TECHNOLOGY TRANSFER	14

7	DEVELOPMENT; REGULATORY AFFAIRS	15

8	MANUFACTURING AND COMMERCIALIZATION; DILIGENCE	17

9	DILIGENCE	17

10	FINANCIAL TERMS	17

11	PAYMENT TERMS	23

12	RECORDS; AUDITS; LATE PAYMENT	24

13	INTELLECTUAL PROPERTY	25

14	CONFIDENTIALITY	29

15	PRESS RELEASES; PUBLICATIONS; NO USE OF NAME	31

16	AGREEMENT TERM; TERMINATION	32

17	DISPUTE RESOLUTION	35

18	REPRESENTATIONS AND WARRANTIES (ZUGESICHERTE EIGENSCHAFTEN)	38
19	MISCELLANEOUS	39

Exhibits

Exhibit 1.19	Compound
Exhibit 1.80	Region(s)
Exhibit 1.89	Roche Know-How
Exhibit 1.91	Roche Patents
Exhibit 6.2	Materials
Exhibit 7.2	Development Plan
Exhibit 7.4	Data Sharing Agreement

i

License Agreement

WHEREAS, Roche has discovered and has conducted certain research and development related to, and possesses certain proprietary intellectual property with respect to a locked-nucleic acid modified antisense oligonucleotide, also known as RO7248824; and

WHEREAS, Company desires to obtain, and Roche is willing to grant Company, an exclusive, royalty-bearing license to develop, manufacture and commercialize Compound and Products in the Field in the Territory (terms as defined below), subject to the terms and conditions hereof; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1	DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1	Additional Support

The term “Additional Support” is defined in Section 6.3.

1.2	Affiliate

The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding, [***]. For the avoidance of doubt, with respect to a Party, an entity that does not meet the criteria of control as defined above is not an Affiliate of such Party.

1.3	Agreement

The term “Agreement” shall mean this document including any and all exhibits, appendices and amendments to it as may be added or amended from time to time in accordance with the provisions of this Agreement.

1.4	Agreement Term

The term “Agreement Term” is defined in Section 16.1.

1.5	Alliance Manager

The term “Alliance Manager” is defined in Section 5.1.

1.6	Auditor

The term “Auditor” is defined in Section 12.2.

1.7	Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31, except for the first Calendar Quarter which shall begin on the Effective Date and end on the last day of the Calendar Quarter in which the Effective Date falls, and the last Calendar Quarter which shall end on the last day of the Agreement Term.

1.8	Calendar Year

The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first Calendar Year which shall begin on the Effective Date and end on December 31, and the last Calendar Year which shall begin on January 1 and end on the last day of the Agreement Term.

1.9	Change of Control

The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of at least fifty percent (50%) of the then outstanding securities or voting power of such Party or, with respect to Company, its controlling Affiliate (each, a “Change of Control Party”); (b) the consummation of a business combination involving such Change of Control Party, unless, following such business combination, the shareholders of such Change of Control Party that owned directly or indirectly more than fifty percent (50%) of the outstanding securities or voting power of the Change of Control Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the outstanding securities or voting power of the entity resulting from such business combination; or (c) the sale to a Third Party of all or substantially all of such Change of Control Party’s assets or business. [***]

1.10	Change of Control Group

The term “Change of Control Group” shall mean with respect to a Party, the person or entity, or group of persons or entities, that is the acquirer of, or a successor to, a Party in connection with a Change of Control, together with affiliates of such persons or entities that are not Affiliates of such Party immediately prior to the completion of such Change of Control of such Party.

1.11	Clinical Study

The term “Clinical Study” means, generally, any human clinical study as defined in 21 C.F.R. § 312.21 (as amended from time to time), or an equivalent human clinical study prescribed by the Regulatory Authorities in a foreign country, including any of Phase I Study, Phase II Study, Phase III Study or Pivotal Study.

1.12	Combination Product

The term “Combination Product” shall mean (a) a single pharmaceutical formulation containing as its active pharmaceutical ingredients both a Compound and one (1) or more other therapeutically or prophylactically active pharmaceutical ingredients or proprietary drug delivery devices (“Other Components”) that are not the subject of this Agreement, or (b) a combination therapy comprised of a Compound and one (1) or more Other Components that are not the subject of this Agreement, priced and sold together whether as a single package or packaged separately, in each case (a) and (b), including all dosage forms, formulations, presentations, line extensions, and package configurations.

1.13	Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean [***].

1.14	Company Indemnitees

The term “Company Indemnitees” is defined in Section 17.7.1.

1.15	Company IP

The term “Company IP” shall mean any and all Company Patents and Company Know-How.

1.16	Company Know How

The term “Company Know-How” shall mean the Know-How (other than Joint Know-How) that (a) Company (or its successor, as applicable) or its Affiliates discover or conceive during the Agreement Term [***] or (b) is otherwise owned and Controlled by Company or its Affiliates (other than any Affiliate within the Change of Control Group) and [***].

1.17	Company Obligation

The term “Company Obligation” is defined in Section 19.5.

1.18	Company Patents

The term “Company Patents” shall mean the Patents (other than the Joint Patents) that (a) Company (or its successor, as applicable) or its Affiliates discover or conceive during the Agreement Term [***] or (b) is otherwise owned and Controlled by Company or its Affiliates (other than any Affiliate within the Change of Control Group) and [***].

1.19	Compound

The term “Compound” shall mean (a) Roche’s proprietary locked-nucleic acid (LNA) modified antisense oligonucleotide (ASO) [***], designated as RG6091 (RO7248824) [***] including any salts, isotopologue, stereoisomer, racemate, prodrug, metabolite, amorphous crystalline form of the foregoing and (b) all modifications, derivatives, fragments or variants of the compound described in the preceding clause (a).

1.20	Confidential Information

The term “Confidential Information” is defined in Section 14.1.

1.21	Continuation Election Notice

The term “Continuation Election Notice” is defined in Section 16.3.2.

1.22	Control

The term “Control” (including variations such as “Controls”, “Controlled” and the like) shall mean a) with respect to Patents and/or Know-How, the rightful possession by a Party, as of the Effective Date or throughout the Agreement Term, of the ability to grant a license, sublicense, or other right to exploit (other than by operations of the licenses granted herein), as provided herein, without violating the terms of any agreement with any Third Party or without requiring the payment of any additional consideration from such Party to a Third Party (unless such other Party agrees to pay any such consideration to the Third Party as a result of, and to the extent attributable to, its exercise of a (sub)license granted under such Patent or Know-How), and b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any Third Party.

1.23	Cover

The term “Cover” (including variations such as “Covered”, “Covering” and the like) shall mean, with respect to a particular Patent and in reference to a particular Product that the manufacture, use, sale, offer for sale, or importation of such molecule or product in a country would, absent a license, infringe a Valid Claim of such Patent (and with respect to any claim in a pending patent applications, as if such claim is issued) in that country.

1.24	Data Room

The term “Data Room” is defined in Section 4.1.

1.25	Database Lock

The term “Database Lock” shall mean the date of closing of the clinical trial database for the Tangelo Study after all clinical trial data has been reviewed, queries resolved and issues addressed such that the clinical trial database for the Tangelo Study cannot be altered in any way pursuant to the applicable law.

1.26	Development Plan

The term “Development Plan” shall mean the written plan for the development and regulatory activities for Compound and Products, as set forth in Section 7.2.

1.27	Disclosing Party

The term “Disclosing Party” is defined in Section 14.1.

1.28	E-Signature

The term “E-Signature” is defined in Section 19.13.

1.29	Effective Date

The term “Effective Date” shall mean 6 February, 2025.

1.30	[***]

1.31	[***]

1.32	Exploit

The term “Exploit” is defined in Section 2.1, and the term “Exploitation” shall have the correlative meaning.

1.33	EU

The term “EU” shall mean the organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto, and all of its then current member countries. For purposes of this definition, “EU” shall include the United Kingdom.

1.34	Escalation Notice

The term “Escalation Notice” is defined in Section 17.1.

1.35	Expert

The term “Expert” is defined in Section 17.6.

1.36	Expert Committee

The term “Expert Committee” is defined in Section 17.6.

1.37	FDA

The term “FDA” shall mean the Food and Drug Administration of the United States of America or any successor agency thereto.

1.38	FDCA

The term “FDCA” shall mean the Food, Drug and Cosmetics Act, as amended, and the rules and regulations promulgated thereunder.

1.39	Field

The term “Field” shall mean all indications and therapeutic uses of the Product excluding diagnostic uses.

1.40	First Commercial Sale

The term “First Commercial Sale” shall mean, with respect to a Product in any country, the first bona fide, invoiced sale of such Product to a Third Party by Company, its Affiliate, or Sublicensee, in such country following the receipt of any Regulatory Approval required for the sale of such Product, or if no such Regulatory Approval is required, the date of the first bona fide, invoiced sale of a Product to a Third Party by Company, its Affiliates, or Sublicensees in such country, provided, however, that the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee; and (b) any use of such Product in clinical trials with respect to such Product by or on behalf of a Party, its Affiliate or Sublicensee, (c) any invoiced sale on a cost reimbursement basis for use in a pre-approval setting or other distribution for use in a pre-approval setting, or (d) any disposal or transfer of a Product for a bona fide charitable purpose, compassionate use, expanded access program, so called “treatment IND sale”, “named patient use/sale” or use under the early access system in France (e.g. Accès précoce: AAC, AAP) or other equivalent systems.

1.41	GAAP

The term “GAAP” shall mean Generally Accepted Accounting Principles.

1.42	Generic Product

The term “Generic Product” shall mean, with respect to a Product in a particular country, any pharmaceutical product that (a) contains the same or substantially the same active ingredient as such Product and is sold by a Third Party, (b) is approved for commercial sale in such country by means of an expedited or abbreviated approval process by a Regulatory Authority that relies in whole or in part on data generated for the Regulatory Approval of such Product or regulatory filings submitted for such Product, and (c) has not otherwise been licensed by Company, its Affiliate, or Sublicensee for the marketing and sale of such product.

1.43	Guarantee Period

The term “Guarantee Period” is defined in Section 19.5.

1.44	IFRS

The term “IFRS” shall mean International Financial Reporting Standards.

1.45	IND

The term “IND” shall mean an Investigational New Drug application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the relevant Regulatory Authority in any other country or group of countries, the filing of which is necessary to commence clinical testing of a Product in humans.

1.46	Indemnitee

The term “Indemnitee” is defined in Section 17.7.3.

1.47	Indemnitor

The term “Indemnitor” is defined in Section 17.7.3.

1.48	Insolvency Event

The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed by a court of competent jurisdiction or governmental authority over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business; or (v) is unable to pay its debts as they become due in the ordinary course of business.

1.49	IPO

The term “IPO” shall mean, with respect to Company or its controlling Affiliate, either entity’s first firm-commitment underwritten public offering of its common stock under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder pursuant to an effective registration statement, or, with respect to any non-US public offering, under any foreign equivalent. For clarity, reverse merger with a listed entity or de-SPAC transactions for purposes of becoming publicly listed shall be deemed to be an IPO, not a Change of Control.

1.50	IPO Effective Time

The term “IPO Effective Time” shall mean, with respect to Company or its controlling Affiliate, the time point at which Company’s registration statement on Form S-1 (or equivalent document) is being declared effective by the US Securities and Exchange Commission (or, with respect to any non-US public offering, any equivalent agency or other responsible party) and shares of Company common stock (or other listed entity’s shares which constitutes ownership interests of the Company or its controlling Affiliates) become available for public trade.

1.51	Joint IP

The term “Joint IP” is defined in Section 13.1.

1.52	Joint Know-How

The term “Joint Know-How” shall mean Know-How within Joint IP.

1.53	Joint Patent

The term “Joint Patent” shall mean a Patent within Joint IP.

1.54	Know-How

The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, proprietary assays related to the Compound, Products, platforms, formulations, specifications, quality control testing data, that are necessary for the research, manufacture, development or commercialization of Compound or Products.

1.55	Major EU Countries

The term “Major EU Countries” means [***].

1.56	Major Markets

The term “Major Markets” means each of the following: (a) the US, (b) any three Major EU Countries, (c) either Japan or China (and for clarity, Company shall have the right to designate either country as a Major Market) (each of the foregoing, a “Major Market”).

1.57	Materials

The term “Materials” shall mean the materials Controlled by Roche as listed in Exhibit 6.2.

1.58	Negotiation Notice

The term “Negotiation Notice” is defined in Section 4.1.

1.59	Negotiation Period

The term “Negotiation Period” is defined in Section 4.2.

1.60	Net Sales

The term “Net Sales” shall mean, with respect to a given Product in a given period on or after the First Commercial Sale of such Product in a country:

[***]

For clarity, transfers of Products for use in clinical trials or other clinical development activities with respect to Products, as applicable, by or on behalf of Company or its Affiliates or Sublicensees, for bona fide charitable purposes, or for compassionate use, shall not be considered as Net Sales unless monetary consideration exceeding the cost of goods (which, for clarity, may include overhead and general and administrative expenses relating to such transfers that do not exceed the fair market value) for such Product is received for such transfers.

Subject to the foregoing, Net Sales of a Combination Product will be further calculated in accordance with Section 10.5.3.

1.61	Notice Period

The term “Notice Period” is defined in Section 4.1

1.62	Other Assets

The term “Other Assets” is defined in Section 1.75.

1.63	Other Components

The term “Other Components” is defined in Section 1.12.

1.64	Party

The term “Party” shall mean Company or Roche, as the case may be, and “Parties” shall mean Company and Roche collectively.

1.65	Patent

The term “Patent” shall mean a patent or patent application, certificate of invention, application for certificate of invention or priority patent filing in any country or under any international convention or treaty, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, re-examination, renewal, division, continuation or continuation-in-part of any of the foregoing.

1.66	Patent Coordination Team

The term “Patent Coordination Team” is defined in Section 13.2.

1.67	Phase I Study

The term “Phase I Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a), as amended from time to time, or the foreign equivalent thereof.

1.68	Phase II Study

The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.69	Phase III Study

The term “Phase III Study” shall mean a human clinical trial, that is prospectively designed to demonstrate whether a product is safe and effective for use in humans in a manner sufficient to obtain Regulatory Approval as described in 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.70	Pivotal Study

The term “Pivotal Study” shall mean (a) a Phase III Study, or (b) any other Clinical Study for which the applicable Regulatory Authority has determined in writing that such Clinical Study is sufficient to form the primary basis of an efficacy claim in a submission for Regulatory Approval, regardless of whether the sponsor of such study characterizes or refers to such study as a “Phase III,” “Phase IIb”, “Phase IIb/III” or “Phase I/II” study (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context. If a Clinical Study is determined by the applicable Regulatory Authority, after review of the efficacy and safety data from such Clinical Study for the Product, to be sufficient to form the primary basis of an efficacy claim in a submission for Regulatory Approval (i.e. Clinical Study constitutes a Pivotal Study), then, the dosing of the first patient shall be deemed to have occurred on the date of Company’s receipt of such written determination by the applicable Regulatory Authority.

1.71	Priority Review

The term “Priority Review” shall mean review and action by the FDA on a human drug application in accordance with Section 529(a)(1) of the FDCA.

1.72	Priority Review Voucher

The term “Priority Review Voucher” (or PRV) shall mean a Priority Review Voucher issued by the FDA to the Company as the sponsor of rare paediatric disease product application for the Product.

1.73	PRV Payment

The term “PRV Payment” is defined in Section 7.8.

1.74	PRV Transfer

The term “PRV Transfer” is defined in Section 7.8.

1.75	Proceeds

[***]

1.76	Product

The term “Product” shall mean any product, including any Combination Product, in any form, formulation, or dosage that contains the Compound as pharmaceutically active agent.

1.77	Prosecute and Maintain

The term “Prosecute and Maintain” (including variations such as “Prosecution and Maintenance” and the like) shall mean, with respect to a particular Patent (and patent application(s) derived from such Patent), the preparation, filing, prosecution, and maintenance (e.g., payment or maintenance fees and annuities), including the Unified Patent Court opt-ins/out, supplemental examinations, re-examinations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to such Patent, together with the conduct of interferences, derivation proceeds, inter partes reviews, post-grant reviews, the defence of oppositions, and other similar proceedings with respect to such Patent, but excluding, for clarity, any enforcement action with respect to a Patent, and defence of a declaratory action or similar claims in connection with an enforcement action.

1.78	Qualified Financing

The term “Qualified Financing” means a transaction or series of transactions pursuant to which Company and its controlled Affiliates raise or otherwise receive, in the aggregate, gross proceeds of at least [***], through any one or more means of fundraising, including any issuance or sale of shares of capital stock (other than an IPO) or any equity-linked derivative financing, debt financing, royalty financing, development capital financing or similar monetization or structured financing arrangement (and any collaboration, joint venture or other partnership or cooperation agreements entered into in connection therewith, if as a result of such transaction, no one other Third Party becomes a controlling Affiliate of the Company), provided however, that any such aggregate gross proceeds exclude any contributions made directly or indirectly by any Affiliate of Company unless such contributions will be dedicated (as shown by written evidence) for the development, manufacture and commercialization of the Compound and Products under this Agreement.

1.79	Receiving Party

The term “Receiving Party” is defined in Section 14.1.

1.80	Region

The term “Region” shall mean each of the regions set forth on Exhibit 1.80.

1.81	Regulatory Approval

The term “Regulatory Approval” shall mean any approvals (including pricing and reimbursement approvals) licenses, registrations or authorizations by a Regulatory Authority, necessary for the commercialization, manufacture, distribution, marketing, promotion, offer for sale, use, import, export, or sale of a Product in the Field in the applicable regulatory jurisdiction under such Regulatory Authority.

1.82	Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the development, manufacturing, commercialization, or other use or exploitation (including granting Regulatory Approvals) of pharmaceutical products in a particular jurisdiction, including the UK Medicines and Healthcare Products Regulatory Authority, the European Medicines Agency (EMA) and the FDA.

1.83	Regulatory Exclusivity

The term “Regulatory Exclusivity” shall mean any exclusive marketing rights or data exclusivity rights conferred by any governmental authority with respect to a Product in a country or jurisdiction to prevent Third Parties from selling such Product in such country or jurisdiction, other than a Patent, including orphan drug exclusivity, paediatric exclusivity, rights conferred in the US under the FDCA, rights conferred in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions.

1.84	Regulatory Materials

The term “Regulatory Materials” shall mean any regulatory notification, communication, correspondence, submission, Regulatory Approvals and other filings made to, received from or otherwise conducted with a Regulatory Authority related to developing, manufacturing, obtaining marketing authorization, marketing, selling or otherwise commercializing a Product, including all data and information related to any Clinical Study conducted for a Product.

1.85	Retained Rights

The term “Retained Rights” is defined in Section 3.4.

1.86	Roche Eligible Shares

[***]

1.87	Roche IP

The term “Roche IP” shall mean any and all Roche Patents and Roche Know-How.

1.88	Roche Indemnitees

The term “Roche Indemnitees” is defined in Section 17.7.2.

1.89	Roche Know-How

The term “Roche Know-How” shall mean the (a) Know-How Controlled by Roche as of the Effective Date, [***], and (b) any Know-How discovered or conceived by Roche [***]

1.90	Roche Other Patents

The term “Roche Other Patents” shall mean any Patent other than Roche Patents and Joint Patents, Controlled by Roche or its Affiliates after the Effective Date that [***]

1.91	Roche Patents

The term “Roche Patent” shall mean (a) all Patents Controlled by Roche or its Affiliates as of the Effective Date, as listed in Exhibit 1.91 including (i) any patent applications that claim priority to any patent or application listed in Exhibit 1.89, including any continuation, continuation-in-part or divisional application; (ii) any foreign patent application, foreign patent or related foreign patent document that claims priority to any patent and/or patent listed in Exhibit 1.89; and (iii) any and all reissues, re-examinations, renewals, substitutions, supplemental extension certificates and extensions of the foregoing; and (iv) any and all patents issuing from the foregoing.

1.92	Royalty Term

The term “Royalty Term” is defined in Section 10.5.2.

1.93	Sublicensee

The term “Sublicensee” shall mean a Third Party to which Company (or its successor or applicable Affiliate) has duly sublicensed rights under this Agreement pursuant to Section 3.1.

1.94	Subcontractors

The term “Subcontractors” is defined in Section 3.3.

1.95	Sublicensing Transaction

The term “Sublicensing Transaction” is defined in Section 4.1.

1.96	Tangelo Study

The term “Tangelo Study” means the Phase I Study being conducted by Roche for the Compound also known as NCT04428281.

1.97	Technology Transfer

The term “Technology Transfer” is defined in Section 6.3.

1.98	Territory

The term “Territory” shall mean worldwide.

1.99	Third Party

The term “Third Party” shall mean a person or entity other than (a) Company or any of its Affiliates or (b) Roche or any of its Affiliates.

1.100	Third Party Claims

The term “Third Party Claims” is defined in Section 17.7.1.

1.101	Third Party Patent

The term “Third Party Patent” is defined in Section 1.31.

1.102	Third Party Transactions

The term “Third Party Transactions” is defined in Section 10.7.5.

1.103	Transaction Notice

The term “Transaction Notice” is defined in Section 4.1.

1.104	Transaction Payments

The term “Transaction Payments” is defined in Section 10.7.5.

1.105	[***]

1.106	US

The term “US” shall mean the United States of America and its territories and possessions.

1.107	US$

The term “US$” shall mean US dollars.

1.108	Valid Claim

The term “Valid Claim” shall mean (a) a claim of an issued and unexpired Patent that has not been (i) disclaimed, (ii) dedicated to the public, (iii) abandoned, (iv) declared invalid, unenforceable, or revoked by a by a final non-appealable decision of a court, government agency, or other authority having jurisdiction, or (v) admitted to be invalid or unenforceable through re-examination, reissue, or otherwise, or (b) a claim of a pending application for a Patent that (i) was filed in good faith and with a reasonable belief that such claim will be found patentable and granted, (ii) is not pending more than [***] after the date of filing of the earliest Patent from which such claim is entitled to claim priority, and (iii) has not been finally cancelled, withdrawn, abandoned, or rejected by an administrative agency action from which no appeal can be taken.

2	LICENSES

2.1	Licenses Grant

Subject to Section 3.4, Roche hereby grants to Company (a) an exclusive (even as to Roche and its Affiliates), sublicensable (subject to Sections 2.2 and 3), worldwide, royalty-bearing license under Roche’s interests in the Roche IP and Joint IP, and (b) a non-exclusive, sublicensable (subject to Sections 2.2 and 3), worldwide royalty-bearing license under Roche’s interests in the Roche Other Patents, in each case of (a) and (b), to research, develop, register, use, make, have made, import, export, market, distribute, offer to sell, sell, and otherwise exploit (collectively, “Exploit”) Compound and Products in the Field in the Territory.

2.2	Sublicenses to Affiliates

Company shall have the right to sublicense to its Affiliates the rights granted under this Section 2 without Roche’s consent, provided that Company (a) shall ensure that all applicable terms and conditions of this Agreement shall apply to all such Affiliates under such sublicense to the same extent as they apply to Company for all purposes, (b) assumes full responsibility for its Affiliate’s or Affiliates’ compliance with such terms and conditions, (c) remains liable to Roche for its obligations under this Agreement, including any payments owed to Roche pursuant to Article 10, and (d) in case such sublicense is for substantially all rights granted to Company under this Agreement, then such Affiliate of Company shall be subject to any payments owed to Roche pursuant to Article 10, including with respect to any applicable transactions with a Third Party in which such Affiliate is a party to.

3	SUBLICENSE TO SUBLICENSEES

3.1	Sublicense

Subject to Section 3.2 and Article 4, Company (or its successor or any Affiliate that receives a sublicense pursuant to Section 2.2) shall have the right to sublicense through multiple tiers the rights granted under Article 2 to Sublicensees, without Roche’s prior written consent. Each sublicense granted by Company (or its successor) to a Sublicensee shall be pursuant to a written agreement and shall be consistent in all material respects with the terms and conditions of this Agreement. Company (or its successor) shall remain liable to Roche for its obligations under this Agreement, including any payments owed to Roche pursuant to Article 10, as applicable.

3.2	Sublicensing Transactions and Proceeds

Following execution of any such Sublicensing Transaction agreement with a Third Party, Company shall:

(a) disclose a copy of such Sublicensing Transaction agreement (which may be reasonably redacted) to Roche, (b) assume full responsibility for such Third Party’s or Third Parties’ compliance with applicable terms and conditions of this Agreement, (c) remain liable to Roche for the performance of its obligations under this Agreement, including any payments owed to Roche pursuant to Article 10 and (d) make the applicable payments from the Proceeds of such Sublicensing Transaction pursuant to Section 10.6.

3.3	Subcontractors

Company shall have the right to subcontract any of its activities under this Agreement to a Third Party (including any, clinical sites, contract research organization, contract manufacturing organization, contract sales organization or other similar services providers, wholesalers, or distributors) (“Subcontractors”), without Roche’s prior written consent. For clarity, transaction with Subcontractors shall not be considered as Sublicensing Transaction.

3.4	Retained Rights

Notwithstanding anything to the contrary in this Agreement, Roche shall retain the non-exclusive, non-transferrable (except pursuant to Section 19.4) right under Roche’s interest in the Roche IP and Joint IP for internal non-clinical, non-commercial research purposes and for the ongoing conduct and support of the Tangelo Study (“Retained Rights”). Roche’s Retained Rights shall include the right to exercise such Retained Rights through its Affiliates or Third Party contract research organizations and contract manufacturing organizations (under obligations of confidentiality no less onerous than those in this Agreement), provided that Roche shall ensure that such Affiliates or subcontractors assign to Roche all right, title, and interest in and to all Patents and Know-How generate, conceived, developed, arising from or made, in whole or in part, in connection with the exercise of such Retained Rights and any such Patents and Know-How shall be included in the Roche IP licensed to OHB under Section 2.1 to the extent [***]. Roche’s Retained Rights shall not include any rights to conduct any clinical development (other than the Tangelo Study), commercialize a Compound or Product or enable a Third Party to develop or commercialize a Compound or Product.

3.5	No Additional Licenses

Except as expressly provided in this Agreement, nothing in this Agreement shall grant either Party any right, title or interest in and to the Know-How, Patents, or other intellectual property rights of the other Party, either expressly or by implication or estoppel.

4	RIGHT OF FIRST NEGOTIATION; NOTICE OF SUBSEQUENT TRANSACTION

4.1	Notice of Transactions.

If after the Effective Date, subject to Section 4.5, Company wishes to explore or enter into any transaction with a Third Party for (a) a potential sublicense pursuant to Section 3.1, including an option for a sublicense out-license, co-development, co-promotion, co-commercialization or any other partnering transaction by Company concerning any development and commercialization rights with respect to Compound or Products in any country or territory that does not result in Change of Control (each, a “Sublicensing Transaction”) or (b) for a Subsequent Transaction exclusively related to Company’s and its Affiliates’ rights to the Compound or Products, Company shall promptly, and no later than [***], Company shall provide written notice of such intent to Roche regarding any such transaction with a Third Party in accordance with the preceding clause (a) or (b) (“Transaction Notice”). For clarity, a Sublicensing Transaction shall exclude a Subsequent Transaction or any Excluded Transaction.

Within [***] of Roche’s receipt of such Transaction Notice (“Notice Period”), Roche shall have right to notify Company of its interest in negotiating a transaction that is substantially similar in scope to the Sublicensing Transaction or a Subsequent Transaction, as applicable, described in the Transaction Notice (“Negotiation Notice”). Upon receipt of Roche’s Negotiation Notice, Company shall [***] provide Roche with access to a data room containing all material data and information generated by Company after the Effective Date related to the applicable Compound(s) and Product(s) sufficient to enable Roche to reasonably conduct diligence as may be reasonably determined by Company (and to the same extent as Company would provide to other Sublicensees or Third Party acquirers) for such transaction (including Company Patents, Joint Patents, clinical data, regulatory correspondence, and chemistry, manufacturing and controls data) (“Data Room”) to evaluate a potential Sublicensing Transaction or Subsequent Transaction, as applicable.

4.2	Subsequent Transaction Negotiations

Upon receipt of Roche’s Negotiation Notice with respect to a Subsequent Transaction, in addition to providing Roche with access to the Data Room pursuant to Section 4.1, the Parties shall [***] commence negotiations in good faith for a definitive agreement for such Subsequent Transaction between Roche and Company. During the negotiations, Roche shall have the right to review the Data Room, and Company shall reasonably answer questions and provide assistance to Roche in evaluating the proposed Subsequent Transaction. [***]

4.3	Sublicensing Transaction Negotiations

If Roche provides a Negotiation Notice with respect to a Sublicensing Transaction within the Notice Period, the Parties shall negotiate reasonably, and in good faith, the terms and conditions for a reversion of the rights for the scope of such Sublicensing Transaction pursuant to Section 4.1(a) from Company to Roche, [***]. The Parties shall negotiate [***] for a period of [***] after Roche receives access to the Data Room (“Negotiation Period”). During the Negotiation Period, Roche shall have the right to review the Data Room, and Company shall use Commercially Reasonable Efforts to promptly answer questions and provide assistance to Roche in evaluating the proposed Sublicensing Transaction.

[***]

For clarity, (a) nothing shall prevent Company or any of its Affiliates from negotiating or executing any confidentiality agreement or participating in general discussions (without negotiating the terms of a Sublicensing Transaction during the Notice Period or Negotiation Period) with, or providing Data Room access to and allowing diligence to be conducted by, any existing or potential Sublicensees or collaborators (including existing or potential co-marketing and co-promotion contractors) or acquirers or merger candidates, and (b) Company shall have no obligation to provide Roche with (i) the identity of any Third Party or (ii) any terms of any transaction negotiated with a Third Party (except pursuant to Section 3.2(a)).

4.4	Rights to Engage Other Third Parties

With respect to a Sublicensing Transaction for a particular country(ies) or territory(ies) or for the entire Territory, as applicable, if Roche (a) declines its option to participate in such Sublicensing Transaction, (b) waives its option by lapse of the Notice Period or otherwise notifying Company in writing, or (c) provides the Negotiation Notice, but the Parties are unable to reach agreement on the terms of the Sublicensing Transaction before the lapse of the Negotiation Period (each, a “ROFN Lapse”), then Company shall be free to negotiate and enter into such Sublicensing Transaction for such country(ies) or territory(ies) with any Third Party without further obligation to negotiate any Sublicensing Transaction with Roche for such country(ies) or territory(ies), provided however that [***]

For clarity, if Company wishes to explore or enter into a Sublicensing Transaction for a different country or territory within the Territory, as applicable, then the process set forth in Section 4.3 shall apply to such Sublicensing Transaction.

4.5	ROFN Termination

The rights granted to Roche under Section 4.1 through 4.4 shall apply any time after the Effective Date and shall terminate (a) in their entirety upon the earliest of (i) Change of Control of Company or its controlling Affiliate, (ii) IPO of Company or its controlling Affiliate, or (iii) six (6) months after the First Commercial Sale of a Product in the first Major Market, or, (b) with respect to a Sublicensing Transaction for any country(ies) or territory(ies), after Company has entered into a Sublicensing Transaction for such country(ies) or territory(ies) pursuant to Section 4.4.

5	ALLIANCE MANAGERS

5.1	Alliance Managers

Within [***] of the Effective Date, each Party shall designate an individual to act as the primary business contact for such Party for all matters related to this Agreement (such Party’s “Alliance Manager”), unless another contact is expressly specified in this Agreement or designated by the Parties for a particular purpose. The Alliance Managers shall facilitate the transfer of Roche Know-How and Materials and communication between the Parties. Either Party may replace its Alliance Manager at any time by notifying the other Party’s Alliance Manager in writing (including by e-mail).

6	TECHNOLOGY TRANSFER

6.1	Transfer of Roche Know-How

[***] after the Effective Date [***], Roche shall grant to Company electronic access and download rights to the Roche Know-How and relevant Regulatory Material as listed in Exhibit 1.89. If Company reasonably believes that additional Know-How is required to exercise its rights under Section 2, Company may reasonably request transfer or access, in accordance with Section 6.3, to such Know-How from Roche, to the extent such Know-How (a) exists, (b) is reasonably retrievable, (c) is Controlled by Roche or its Affiliates, and (d) is specifically related to the Compound or Product, and Roche shall [***] grant Company access to such Know-How, which shall be deemed Roche Know-How for purposes of the licenses granted to Company hereunder.

6.2	Transfer of Materials

6.2.1	Transfer of Materials

The Parties agree that Roche shall transfer to Company the amount of drug material of the Compound available and in Roche’s possession, whether or not currently qualified or manufactured under GMP conditions, as well as any applicable GMP analytical reference standards, all as described in Exhibit 6.2 (“Materials”), in accordance with the terms on this Section 6.2.

No later than [***] following the Effective date Company shall provide notice to Roche (a) identifying a facility (of Company, its Affiliate, or a Third Party) for receipt of the Materials according to this Section 6.2, and (b) providing all the information required by Roche in order to transfer the Materials to such facility mentioned in the preceding (a). Within [***] following Roche’s receipt of the foregoing, Roche shall transfer to the facility designated by Company in its notice the Materials. Roche shall deliver such Materials to Company [***]. Along with the Materials, Roche shall supply copies of all relevant and reasonably retrievable batch records and certificates of analysis (including GMP analytical reference standards) listed in Exhibit 1.89.

6.2.2	Inspection and Acceptance of Materials

Except as otherwise expressly provided herein, Roche shall have no obligation to perform any additional activities (e.g., retesting or certifying) for such Materials. Roche provides such Materials “as-is”, without any express or implied warranties. Neither Company nor any Third Party shall have the right to conduct any audits of Roche’s facilities. Company shall not use any Materials in humans unless and until Company has retested such Materials and/or has determined such Materials are suitable for use in humans or Roche has confirmed suitability for human use.

No later than [***] after delivery of the Materials (), the Company shall inspect such Materials. If Company does not provide Roche with a notice of non-conformity during the foregoing inspection period, then the Materials shall be deemed to have been accepted by Company. If any of the Materials are found from such inspection not to comply with Materials specifications, then the Company shall have the right to reject and return the defective quantity of Materials to Roche and provide Roche with a written notice of such rejection.

In the event that Roche does not accepts that Company’s rejection is justified, Roche shall be entitled to conduct its own evaluation within [***] after receipt of Company’s notice. If, after its own evaluation, Roche does not agree with the rejection or conclude that the Materials are in compliance with the specifications, the rejected Materials shall be reviewed for conformity with the Materials specification by an independent testing laboratory acceptable by the Parties, and the result of such independent analysis shall be binding on both Parties solely for the purpose of determining whether the Materials are in compliance with the specifications. [***]

Upon Company’s request, the Parties will discuss in good faith the need and possibility to enter into a QP-to-QP agreement (or other arrangement to facilitate the release of Materials), pursuant to which Company shall have the right to receive stability data and other quality data for the Materials and to certify Third Party vendors and suppliers of such Materials (including suppliers for the drug product, finishing and packaging), in order for Company to determine that the Materials are suitable for use in humans.

6.3	Cooperation; Additional Support

The Parties shall reasonably cooperate in effectuating the transfer obligations set forth in Sections 6.1 and 6.2 (such collective obligations, the “Technology Transfer”). Until the earlier of (i) [***] from the Effective Date, or (ii) [***] after the payment of the Successful Regulatory Interactions milestone (“Support Period”), Roche personnel shall provide assistance in effectuating the Technology Transfer and shall provide written or verbal answers to question relating to the Compound or Products, including CMC, as may reasonably be requested by Company (“Additional Support”) at no cost to Company, provided that any such Additional Support shall be limited to a maximum of [***].

For any Additional Support that Company requests after the Support Period and/or in excess of such [***] [***], Roche will use reasonable efforts to accommodate such request for Additional Support and Company shall reimburse Roche for Roche’s costs and expenses incurred in connection therewith at Roche’s standard commercial rate for any such Additional Support provided by Roche in excess of the [***].

6.4	No Further Obligations

Roche shall have no obligation to transfer any Know-How, materials, regulatory filings or to provide technical support other than expressly stated in this Article 6.

7	DEVELOPMENT; REGULATORY AFFAIRS

7.1	Responsibility

As between the Parties, and subject to Section 7.5, Company shall be solely responsible, at its sole cost and expense, in its sole discretion and control, for all aspects of (a) the non-clinical and clinical development of Compound and Products, (b) manufacturing and supply therefor and (c) regulatory affairs related to Compound and Products in the Field, including the preparation and submission of regulatory documentation in its own name and liaising and managing interactions with Regulatory Authorities with respect thereto.

As of the Effective Date, Roche hereby grants Company a right to reference any Regulatory Material in support of Company’s (or its Affiliates’ or Sublicensees’) submission to conduct development activities of the Compound and Products, including Clinical Studies, and seek Regulatory Approval to a Regulatory Authority.

7.2	Development Plan

Company shall conduct the development activities of Compound and Products in accordance with a written development plan that describes in reasonable detail the development and regulatory activities for Compound(s) and Product(s), including, where applicable, expected timelines to achieve Regulatory Approval for such Compound(s) and Product(s) (“Development Plan”). For clarity, so long as Company (or any of its Affiliates or Sublicensees) is using Commercially Reasonable Efforts to conduct development activities, any delay or change of such timeline shall not be deemed to be breach of the diligence obligations set forth in Section 7.1 or Section 9.1. The initial Development Plan attached hereto as Exhibit 7.2. Such initial Development Plan shall include the relevant options for the development of Compound and Product. If Company updates the Development Plan thereafter, then Company shall provide Roche with the then-current version of the Development Plan on [***]. Company shall make its relevant personnel reasonably available to Roche to answer Roche’s questions relating to the Development Plan.

7.3	Pharmacovigilance Agreement

[***] after the Effective Date, and to the extent required by applicable laws or if otherwise reasonably requested by Company, Company and Roche shall negotiate in good faith and enter into a Pharmacovigilance Agreement in accordance with all applicable laws which sets forth, among other things, the responsibilities and obligations of the Parties with respect to the procedures and timeframes for compliance with all applicable laws (and each of the Party’s policies) pertaining to safety reporting and their related activities, with respect to activities related to the Products under this Agreement. The transfer of historical safety data together with the responsibility for pharmacovigilance activities will be part of the Pharmacovigilance Agreement.

The Parties agree that they shall execute a separate Pharmacovigilance Agreement if deemed applicable prior to, but no later than [***].

7.4	Data Privacy

Upon the Effective Date, the Parties will enter into the Data Sharing Agreement as provided in Exhibit 7.4, to comply with the applicable data privacy laws.

7.5	Immediate Interaction with a Regulatory Authority

[***] after the Effective Date, Company, with the reasonable support of Roche as the IND holder, will initiate direct interactions with the FDA with the intention to have a meeting taking place as soon as possible as agreed by the FDA. Using its right to reference as set forth in Section 7.1, Company shall present to the FDA the Development Plan and any relevant Regulatory Material in order to seek IND approval for further clinical development of the Product (including, where applicable, a new IND for the Tangelo Study), with Company being the IND holder and sponsor for the applicable Clinical Study for the Product, and clarify the appropriate Regulatory Approval pathway for the Product and the appropriate design of future Clinical Studies for the Product. Roche shall reasonably cooperate with Company to enable Company to communicate with the FDA, including, subject to Section 7.4, by granting Company access to all data generated under the Tangelo Study or any other Clinical Study conducted for the Product, to the extent not already disclosed and transferred to Company pursuant to Section 6.1. [***]

7.6	Support for Tangelo Study Patients

Company acknowledges that the anticipated last patient dosing in the Tangelo Study shall be [***], and Database Lock is anticipated to be around [***]. Company agrees to consider offering all eligible patients included in the Tangelo Study as of the Effective Date the opportunity to participate in a new Clinical Study to the extent required by the applicable Regulatory Authority, or, for patients not eligible to participate in a new Clinical Study or if such participation is not required by the applicable Regulatory Authority, Company shall consider offering compassionate use or the regional equivalent to such patients.

7.7	Development Reports

For any Product, [***] Company shall provide Roche with a report describing in reasonable detail the development and regulatory progress of such Product, including completion or cessation of development activities and achievement or anticipated achievement of development milestone events, by Company, its Affiliates, or Sublicensees, as applicable. Company shall make its relevant personnel reasonably available to Roche to answer Roche’s reasonable questions relating to such reports. For clarity, Company may provide to Roche a development report for the past Calendar Year together with the Development Plan for the then-current Calendar Year.

7.8	Priority Review Voucher

In the event that the Company (or any Affiliate of Company) receives or expects to receive from the FDA a Priority Review Voucher following a Regulatory Approval for a Product, and the Company wishes to sell, assign, give or otherwise transfer the PRV to any Third Party prior to an IPO or Change of Control of Company (a “PRV Transfer”), then: (a) Company will notify Roche in writing about such intent to have a PRV Transfer. Within [***], Roche shall have the right to notify Company of its interest to negotiate the purchase of the PRV from Company. If Roche provide such notice, it will be considered as a Transaction Notice and the process set forth in Section 4.1 and Section 4.3 shall apply mutatis mutandis, provided that the Negotiation Period for such transaction shall be [***], (b) in the event the parties are unable to reach an agreement within the Negotiation Period, or if Roche has not provided a Negotiation Notice to the company within [***], Company may conclude a PRV Transfer to any other Third Party, and Roche would be entitled to receive from Company [***] of the net proceeds resulting from such PRV Transfer to a Third Party (i.e., the proceeds received from such PRV Transfer minus any transactional costs incurred for entering into any agreement with a Third Party for such PRV Transfer) (such net proceeds received from the PRV Transfer, “PRV Transfer Proceeds” and such payment to Roche, “PRV Payment”), provided however that, in the event of a PRV Transfer in any manner other than [***], and if the Parties cannot agree within [***], then either Party may escalate such disagreement directly to an Expert Committee for resolution as set forth in Section 17.6. For clarity, no PRV Payment shall become due and payable after an IPO or Change of Control of Company or its controlling Affiliate.

8	MANUFACTURING AND COMMERCIALIZATION; DILIGENCE

8.1	Responsibility

As agreed between the Parties, and subject to Roche’s obligations to transfer the Materials as set forth in Article 6, Company shall be solely responsible, at its sole cost and expense, for all aspects of clinical and commercial manufacture and supply, as well as commercialization of Products, including, marketing, promotion, sale, and distribution, of Compound and Products.

8.2	Commercialization Reports

For any Product, [***] Company shall provide Roche with a report describing in reasonable detail the commercialization of such Product, by Company, its Affiliates, or Sublicensees, as applicable, in such Major Market. Each such report shall include, with respect to a particular Major Market, (a) a non-binding good faith estimate of forecasted sales by quarter for the then-current Calendar Year, and (b) any material changes to the commercialization strategy that have occurred in the then-current reporting period or that Company anticipates in subsequent reporting periods (if any). Company shall make its relevant personnel reasonably available to Roche to answer Roche’s reasonable questions relating to such reports.

9	DILIGENCE

9.1	Company’s diligence

Company shall use Commercially Reasonable Efforts, itself or through its Affiliate(s) or Sublicensee(s), to develop, seek a Regulatory Approval and commercialize at least one (1) Product in the Field in each of the Major Markets.

10	FINANCIAL TERMS

10.1	Upfront Payment

Within [***] after the Effective Date, Company shall pay to Roche an amount in cash equal to five hundred thousand US dollars (US$500,000). This amount represents a one-time, non-creditable, non-refundable upfront payment in the amount of five hundred thousand US dollars (US$500,000) in consideration for the rights and licenses set forth herein.

10.2	Development and Regulatory Milestones

Following the first achievement of each milestone event by a Product, Company shall pay Roche, in accordance with Section 11.1.1, the corresponding non-creditable, non-refundable milestone payment set forth in the following table:

Milestone Event		Amounts
M1	[***]	[***]

M2	[***]	[***]

M3	[***]	[***]

M4	[***]	[***]

M5	[***]	[***]

M6	[***]	[***]

M7	[***]	[***]

M8	[***]	[***]

M9	[***]	[***]

M10	[***]	[***]

Each milestone payment specified in this Section 10.2 shall only be payable one-time only regardless of the number of times such milestone events are reached and by how many Products. Company’s cumulative obligation under this Section 10.2 shall in no event exceed fifty-three million and five hundred thousand US dollars ($53,500,000).

Notwithstanding anything to the contrary herein, in the event that (i) milestone M1 is not achieved [***], or (ii) milestone M1 is achieved [***] at the time of achievement of such milestone M1, then, in each case ((i) or (ii)), such milestone payment will be due [***], unless this Agreement is terminated by Company on or prior to such date.

10.3	Materials Fee

In consideration of the Materials provided by Roche to Company pursuant to Section 6.2, Company shall pay Roche a one-time, non-creditable, non-refundable, lump sum payment of one (1) million US dollars (US$1,000,000) within [***]

10.4	Sales Based Events

Company shall pay to Roche up to a total of one hundred and five million US dollars (US$105,000,000) based on aggregate Net Sales of all Products in a Calendar Year in the Territory:

Net Sales Threshold	Payment
[***]	[***]

[***]	[***]

[***]	[***]

TOTAL	US$105 million

Each of the sales based event payments shall be paid no more than once during the Agreement Term, at first occurrence of the event for any Product in the Territory first reaching the respective Net Sales threshold, irrespective of whether or not the previous sales based event payment was triggered by the same or by a different Product, and shall be non-refundable and non-creditable. If, in a given Calendar Year, more than one of the above Net Sales thresholds is exceeded, Company shall pay to Roche a separate sales based event payment with respect to each threshold that is exceeded in such Calendar Year. For clarity, each of the above sales-based milestone payments shall be payable only once, regardless of how many times the corresponding sales threshold have been exceeded, and by how many Products.

Upon reaching sales based events, Company shall notify Roche within [***] after the Calendar Quarter in which such event occurs and sales based event payments shall be paid by Company to Roche within [***] after receipt of a respective invoice by Company from Roche, including by email.

10.5	Royalties

10.5.1	Royalty Payments

During the applicable Royalty Term, Company shall pay Roche, in accordance with Section 11.1.2, on a Product-by-Product and country-by-country basis, and subject to Sections 10.5.2, 10.5.3 and 10.5.4, a royalty on annual Net Sales of such Product invoiced or otherwise received by Company, its Affiliates or Sublicensees, as set forth in the following table:

Worldwide Annual Net Sales Thresholds	Royalty Rate
[***]	[***]

[***]	[***]

[***]	[***]

The royalty obligations set forth in this Section 10.5.1 shall be calculated based on aggregating the Net Sales of a Product made by Company, its Affiliates or Sublicensees in each country in which the Royalty Term for the applicable Product has commenced and has not expired. With respect to each Product in each country, from and after the expiration of the Royalty Term for such Product in such country, Net Sales of such Product in such country shall be excluded for purposes of calculating Net Sales thresholds set forth in this Section 10.5.1.

10.5.2	Royalty Term

The royalty obligations set forth in Section 10.5.1 shall commence on a Product-by-Product and country-by-country basis upon the First Commercial Sale of a Product in a country and shall expire on a country-by-country basis upon the latest of: (a) the twelfth (12th) anniversary of the First Commercial Sale of such Product in such country, (b) expiration of the last-to-expire Valid Claim of (i) a Roche Patent or Joint Patent Covering the Product in such country, and (ii) a Company Patent Covering the composition of matter of the Compound contained in such Product in such country, and (c) expiration of the last to expire Regulatory Exclusivity conferred for such Product by the applicable Regulatory Authority in such country (the “Royalty Term”).

Upon expiration of the Royalty Term with respect to a Product in a country, the licenses in Article 2 shall be fully paid-up and royalty-free with respect to such Product in such country.

10.5.3	Calculation of Net Sales for Combination Products

[***]

10.5.4	Royalty Reductions.

10.5.4.1	Royalty Reduction for No Valid Claim in a country.

If for a given Product on a country by country basis, the expiration of the last-to-expire Valid Claim of a Roche Patent, Joint Patents or Company Patents, in each case, [***] occurs before the expiration of the Royalty Term [***] for such Product in such country, then, subject to Section 10.5.4.5, all royalty payments pursuant to Section 10.5.1 for the sale of such Product in that country shall be reduced by [***] of the applicable amounts set forth therein for the remainder of such Royalty Term.

10.5.4.2	Royalty Reduction for Generic Entry

In any Calendar Quarter after the first commercial sale of a Generic Product in a country where a Product is being sold, if:

(a)	[***]

(b)	[***]

10.5.4.3	IRA Reduction

on a Product-by-Product basis, during the Royalty Term for a Product in the United States, if such Product is designated as a “selected drug” by the Secretary of the U.S. Department of Health and Human Services under the Inflation Reduction Act, and Company or its Affiliate or Sublicensee is required to negotiate a maximum fair price that will apply to sales of such Product during the price applicability period as specified in the Inflation Reduction Act (an “IRA Product”), then at any time thereafter, if

(a)	[***]

(b)	[***]

10.5.4.4	Third Party Payments

In the event that Company (or its Affiliate or Sublicensee) acquires rights under [***], then, as between the Parties, Company shall be responsible for paying any consideration owed to such Third Party. Except as otherwise set forth in Section 13.10, if Company (or its Affiliate or Sublicensee) acquires such license from any such Third Party, then subject to Section 10.5.4.5, [***] shall be reduced by [***].

10.5.4.5	Royalty Floor in each country

For each Product, on a country by country basis, any applicable royalty reductions set forth in this Section 10.5.4 shall be cumulative, provided that in no event shall such royalty reductions, by themselves or combined with each other, reduce the royalties for such Product to [***] of the royalties originally payable under the royalty rates set forth in Section 10.5.1 in any Calendar Quarter (the “Royalty Deduction Floor”), provided that Company may [***].

10.6	Sublicensing Transactions

10.6.1	Sublicensing Transaction Proceeds

In the event that, subject to the terms and conditions of Section 3.2, Company enters into a Sublicensing Transaction with a Third Party, then Company shall pay Roche in accordance with Section 11.1.4, [***] of all such Proceeds that Company received from such Third Party or its Affiliates during the Sublicensing Transaction Proceeds Term under such Sublicensing Transaction, after deduction of reasonable fees and expenses (e.g., legal, investment backing, consulting, financial advisory, any government filing) incurred in connection with the consummation of such Sublicensing Transaction (“Sublicensing Transaction Proceeds”).

Company shall provide to Roche its calculation of Sublicensing Transaction Proceeds within [***] following the consummation of the Sublicensing Transaction. If Roche disagrees with the calculation of Sublicensing Transaction Proceeds, it shall provide a written notice to Company with respect to such valuation within [***] after receiving such calculation, and thereafter, the Parties shall discuss in good faith to agree on such calculation, and if the Parties cannot agree on such calculation within [***], then such dispute shall be escalated as set forth in Section 17.1, provided that if the executive officers (or their designees) of the Parties are unable to resolve the dispute, in lieu of either Party pursuing arbitration as set forth in Section 17.2, either Party shall escalate such dispute directly to the Expert Committee for resolution as set forth in Section 17.6.

If any Sublicensing Transaction Proceeds are received in the form of non-cash consideration, then, such Sublicensing Transaction Proceeds shall be calculated [***], as may be mutually agreed by both Parties and thereafter paid to Roche according to this Section 10.6.1 (subject to Section 11.1.7). If the Parties cannot agree on [***], then such dispute shall be escalated as set forth in Section 17.1, provided that if the executive officers (or their designees) of the Parties are unable to resolve the dispute, in lieu of either Party pursuing arbitration as set forth in Section 17.2, either Party shall escalate such dispute directly to the Expert Committee for resolution as set forth in Section 17.6.

None of Company nor its Affiliates or its successors shall structure any Sublicensing Transaction in such a way with an objective to circumvent, avoid or reduce payments otherwise due to Roche under this Section

10.6. For clarity, any Sublicensing Transaction Proceeds are to be paid to Roche in addition to any other payment stipulated under this Agreement pursuant to Sections 10.1, 10.2, 10.3, 10.4, 10.5 and 10.7.

10.6.2	Sublicensing Transaction Proceeds Term

The term of the Sublicensing Transaction Proceeds obligations set forth in Section 10.6 shall expire upon the earlier of (a) the Royalty Term with respect to the Product(s) or country (or countries) under the applicable Sublicensing Transaction as set forth in Section 10.5.2, (b) [***], provided that for any Sublicensing Transaction executed before [***], Roche shall be entitled to continue receiving [***] of the Sublicensing Transaction Proceeds from such Sublicensing Transaction already accrued but not yet paid prior to the [***], and (c) with respect to the scope of rights to the Compound(s) or Product(s) involved in a Subsequent Transaction, the closing of such Subsequent Transaction (the “Sublicensing Transaction Proceeds Term”).

10.7	Subsequent Transaction

10.7.1	Subsequent Transaction Notice

In the event that Company or its controlling Affiliate enters into a definitive agreement to consummate a Change of Control (or, subject to the last sentence of this Section 10.7.1, any successor thereof), or any other merger, sale, assignment or similar transactions by Company as permitted under this Agreement in accordance with Section 19.4 (or, subject to the last sentence of this Section 10.7.1, any successor thereof) to transfer to a Third Party of all or portion of the rights to Compound or Products (other than a Sublicensing Transaction pursuant to Section 3.1 or an IPO) with a Third Party (each, a “Subsequent Transaction”), and subject to Section 16.5, Company shall provide written notice to Roche of such Subsequent Transaction [***]. All obligations under this Agreement (including all financial provisions under this Article 10) shall apply to any successor of Company or the acquirer, mutatis mutandis to the same extent that they apply to Company for all purposes under this Agreement. For clarity, a Subsequent Transaction shall exclude any Sublicensing Transaction or any Excluded Transaction.

10.7.2	Subsequent Transactions Proceeds

In the event that Company (or any successor thereof) consummates a Subsequent Transaction, in addition to any other payments owed to Roche pursuant to Article 10, and subject to Section 11.1.5, Company (or its successor) shall pay Roche, in accordance with Section 11.1.5, [***] of all Proceeds that Company, its Affiliates or its shareholders, as applicable (or its successor, such successor’s Affiliates or shareholders) received during the applicable Subsequent Transactions Proceeds Term pursuant to such Subsequent Transaction, after deduction of reasonable fees and expenses (e.g., legal, investment backing, consulting, financial advisory, any government filing) incurred in connection with the consummation of such Subsequent Transaction (“Subsequent Transaction Proceeds”). By way of example, [***]

If Company (or its successors or assigns) conducts multiple Subsequent Transactions with respect to the same scope of rights to the Compound and Product, then, for each Subsequent Transactions, Roche is entitled to [***] of the [***] Subsequent Transaction Proceeds for such Subsequent Transaction [***] in accordance with this Section 10.7, subject to Section 10.7.4 and the [***], as applicable. [***]

For the avoidance of doubt, should Company (or its successor) enter into multiple Subsequent Transactions with respect to different scope of rights to the Compound and Product, then, subject to Section 10.7.4 [***], as applicable, the Proceeds of each and all such Subsequent Transactions shall be considered as a basis for the purpose of calculating the Subsequent Transaction Proceeds pursuant to this Section 10.7.

Moreover, and for clarity, any Subsequent Transaction Proceeds are to be paid to Roche in addition to any other payment stipulated under this Agreement pursuant to Sections 10.1, 10.2, 10.3, 10.3, 10.5 and 10.6, subject to Section 10.7.4 [***], as applicable.

10.7.3	Calculation and Allocation of Subsequent Transaction Proceeds

[***]

Company, its controlling Affiliate or its acquirer or successor, as applicable, shall provide to Roche its calculation of Subsequent Transaction Proceeds within [***] following the consummation of the Subsequent Transaction. If Roche disagrees with the calculation of Subsequent Transaction Proceeds, it shall provide a written notice to Company with respect to such valuation within [***] after receiving such calculation, and thereafter, the Parties shall discuss in good faith to agree on such calculation, and if the Parties cannot agree on such calculation within [***], then such dispute shall be escalated as set forth in Section 17.1, provided that if the executive officers (or their designees) of the Parties are unable to resolve the dispute, in lieu of either Party pursuing arbitration as set forth in Section 17.2, either Party shall escalate such dispute directly to the Expert Committee for resolution as set forth in Section 17.6.

If any Subsequent Transaction Proceeds are received in the form of non-cash consideration then such Sublicensing Transaction Proceeds shall be calculated [***], as may be mutually agreed by both Parties and thereafter paid to Roche according to this Section 10.7.3 (subject to Section 11.1.7). If the Parties are unable to reach an agreement with respect to such valuation, then such dispute shall be escalated as set forth in Section 17.1, provided that if the executive officers (or their designees) of the Parties are unable to resolve the dispute, in lieu of either Party pursuing arbitration as set forth in Section 17.2, either Party shall escalate such dispute directly to the Expert Committee for resolution as set forth in Section 17.6.

None of Company, its controlling Affiliate, shareholders, successors nor their respective Affiliates shall structure any Subsequent Transaction in such a way with an objective to avoid or reduce payments otherwise due to Roche under Section 10.7.2.

10.7.4	Subsequent Transactions Proceeds Term

The term of the Subsequent Transactions Proceeds obligations set forth in Section 10.7 shall commence upon the Effective Date and shall expire, in whole or, in the case of the subsequent clause (b), in a portion thereof, as applicable, upon the earlier of (a) [***], and (b) with respect to a particular scope of rights (or country (or countries)) directly related to the Compound and Products granted by Company, a successor or its or their Affiliates to a Sublicensee in a Sublicensing Transaction pursuant to Section 3, the closing of such Sublicensing Transaction (the “Subsequent Transactions Proceeds Term”).

10.7.5	[***]

10.8	IPO

10.8.1	If Company (or its successors or assigns, or a controlling Affiliate (as applicable)) completes an IPO at any time during the Agreement Term, the following shall apply:

(A)

If the Transaction Payments Roche receives prior to such IPO [***], then, Roche shall receive (i) [***] of Company’s total issued Roche Eligible Shares up to the amount when the sum of [***], and (ii) [***].

(B)	If the Transaction Payments Roche receives prior to such IPO [***], then, Roche shall receive [***] of Company’s total Roche Eligible Shares.

(C)

Company will issue shares to Roche or an Affiliate of Roche common stock as described in clause (A)or (B) above. For purposes of this Section 10.8.1, Roche Eligible Shares shall be determined in accordance with the allocation mechanism in the following paragraph:

[***]

10.8.2	For clarity, (a) the terms of this Section 10.8 shall apply, mutatis mutandis to Company’s successors and assigns, or controlling Affiliate, (b) [***]

11	PAYMENT TERMS

11.1	Timing of Payments; Reports

11.1.1	Milestone Payments

For each milestone event for which a milestone payment is owed to Roche pursuant to Section 10.2, Company shall notify Roche within [***] following the end of the Calendar Quarter for which achievement of such milestone occurred. Company shall pay Roche within [***] of receipt of an undisputed invoice from Roche with respect thereto.

11.1.2	Royalty Payments

All royalty payments pursuant to Section 10.5 shall be made within [***] of the end of each Calendar Quarter in which the sale was made.

For each Calendar Quarter for which Company has an obligation to make any royalty payments, such payments shall be accompanied by a report that specifies for such Calendar Quarter the following information (“Royalty Report”): [***]

11.1.3	PRV Payment

The PRV Payment pursuant to Section 10.7 shall be made within [***] of the end of the Calendar Quarter in which Company has received the corresponding PRV Transfer Proceeds and receipt of an invoice by Company from Roche.

11.1.4	Sublicensing Transaction Proceeds Payments

For any Sublicensing Transaction under which Company is entitled to receive Sublicensing Transaction Proceeds under the applicable Sublicensing Transaction, all corresponding Sublicensing Transaction Proceeds payments pursuant to Section 10.6 shall be made within [***] of the end of each Calendar Quarter in which Company has received such Sublicensing Transaction Proceeds.

For each Calendar Quarter for which Company has an obligation to make any Sublicensing Transaction Proceeds payments, such payments shall be accompanied by a report that sets forth the calculation of Sublicensing Transaction Proceeds. Such report will be in addition to the initial calculation of such Sublicensing Transaction Proceeds pursuant to Section 10.6.1.

11.1.5	Subsequent Transaction Proceeds Payments

For any Subsequent Transaction under which Company (or Company’s shareholders or successors) is entitled to receive Subsequent Transaction Proceeds under such Subsequent Transaction, all corresponding Subsequent Transaction Proceeds payments pursuant to Section 10.7 shall be made within [***] of the end of each Calendar Quarter in which Company has received such Sublicensing Transaction Proceeds.

For each Calendar Quarter for which Company has an obligation to make any Subsequent Transaction Proceeds payments, such payments shall be accompanied by a report that sets forth the calculation of Subsequent Transaction Proceeds. Such report will be in addition to the original calculation of such Sublicensing Transaction Proceeds pursuant to Section 10.7.3.

11.1.6	Delinquent Third Parties

In the event that Company does not timely receive from a Third Party the Sublicensing Transaction Proceeds that are subject to the payment obligations from Company to Roche set forth in Section 10.6, then Company may delay such payment to Roche of any outstanding amount until such payments are received by Company, provided that (a) Company makes Commercially Reasonable Efforts (e.g., pursue legal action) to collect such Sublicensing Transaction Proceeds, and (b) Company shall promptly inform Roche of such delinquency and provide regular updates regarding the status of its efforts in collecting such Sublicensing Transaction Proceeds. In enforcing its rights against the applicable Sublicensees to collect the unpaid Sublicensing Transaction Proceeds, Company shall not settle with such Sublicensee in a way with an objective to circumvent, avoid or reduce payments otherwise due to Roche under Section 10.6, in exchange for benefits to Company or its Affiliates outside the scope of this Agreement.

11.1.7	Share consideration

[***]

11.2	Invoicing

Any invoice or document issued pursuant to this Section 11.2 will comply with and therefore be considered as valid as required under local tax law. All invoices that are required or permitted under this Agreement shall be in writing and sent by Roche to Company to Company’s address set forth in Section 19.3 or other address as Company may later provide:

11.3	Method of Payment

All payments hereunder shall (unless otherwise specifically designated or provided in this Agreement) be non-creditable, non-refundable, and made in immediately available funds to the account listed in the applicable invoice

All payments under this Agreement shall be made in US dollars, unless otherwise expressly provided in this Agreement or agreed to by the Parties. Net Sales outside of the US shall be first determined in the currency in which they are earned and shall then be converted into an amount in US dollars as follows: (a) with respect to sales by or on behalf of Company or its Affiliates, using Company’s customary and usual conversion procedures, consistently applied and (b) with respect to sales by or on behalf of a given Sublicensee, using the conversion procedures applicable to payments by such Sublicensee to Company for such sales. in the event that, by reason of applicable laws in any country, it becomes impossible or illegal for Company (or its Affiliates or Sublicensees) to transfer, or have transferred on its behalf, payments owed to Roche under this Agreement, Company will [***] notify Roche of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Roche in a recognized banking institution designated by Roche (or, if none is designated by Roche within a period of [***] of Roche’s receipt of such notice, in a recognized banking institution selected by Company) and identified in a written notice given to Roche.

11.4	Taxes

Roche shall pay taxes based on net income imposed on Roche that are levied on account of any payments accruing or made to Roche under this Agreement. If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to Roche, then the Company shall deduct and withhold such tax, levy, or charge for and on behalf of Roche, pay such amounts to the proper governmental authority, and shall promptly furnish Roche with receipt of payment. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty in minimizing the amount required to be so withheld or deducted.

12	RECORDS; AUDITS; LATE PAYMENT

12.1	Records

Company (and its successor, as applicable) shall, and shall cause its Affiliates and its Sublicensees to, keep for [***] from the year of creation, complete, true, and accurate records containing all details necessary to enable calculation of Net Sales and royalties, Sublicensing Transaction Proceeds Payments, Subsequent Transaction Proceeds Payments, PRV Payment, and Roche Eligible Shares payable thereunder, as applicable, to be verified by Roche.

12.2	Audits

Roche shall have the right to have any records kept by Company pursuant to Section 12.1 to be verified by an independent, certified, and internationally recognized public accounting firm selected by Roche and reasonably acceptable to Company (an “Auditor”). Such right to request a verified report shall (a) be limited to the [***] period during which the audited party is required to maintain such records, (b) not be exercised more than [***] in any Calendar Year, and (c) not be exercised more frequently than [***] with respect to records covering such [***] period.

Prior to any audit under this Section 12.2, Roche and Company shall enter into a written confidentiality agreement with the Auditor that (i) limits the Auditor’s use of Company’s records to the verification purpose described in this Section 12.2 and (ii) prohibits the disclosure of any information contained in such records to any Third Party for any purpose. All information subject to such audit or provided by the Auditor to Roche shall be Company’s Confidential Information, and Roche shall not use any such information for any purpose that is not germane to such audit.

Company shall, upon reasonably advanced notice and at a mutually agreeable time during its regular business hours, make its records available for inspection by such Auditor at such place or places where such records are customarily kept, solely to verify the accuracy of the reports provided and determining the related payments due under this Agreement. The Auditor shall only state factual findings in any audit report and shall not interpret the Agreement. Any final audit report shall be finally determined and shall be shared with Company at the same time that it is shared with Roche.

12.3	Audit Report; Underpayment; Overpayment

If an audit report pursuant to Section 12.2 reveals an underpayment, Company shall credit the underpayment amount in the next royalty or other payment, or if no further payments are owed to Roche, Company shall reimburse Roche for the underpayment amount within [***] of delivery of such audit report. If an audit report pursuant to Section 12.2 reveals an overpayment, Roche shall reimburse Company for the amount of overpayment within [***] of delivery of such audit report.

Any audit pursuant to Section 12.2 shall be at Roche’s expense, provided that Company shall reimburse Roche for audit fees for a given audit if the results of such audit reveal that Company underpaid Roche with respect to royalty or other payments by [***] or more for the audited period.

12.4	Late Payment

In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions in this Agreement, the payment shall accrue interest [***].

13	INTELLECTUAL PROPERTY

13.1	Ownership

Except as otherwise expressly provided in this Agreement, each Party will continue to own any Patents and Know-How that it owned prior to the Effective Date or that it discovers, conceives, or otherwise obtains independently of this Agreement. Ownership of all other inventions, including Patents and Know-How, that are discovered or conceived in the performance of this Agreement by or on behalf of one or both of the Parties and its/their Affiliates (and the intellectual property rights therein) shall, as between the Parties, be determined based on inventorship, with (a) each Party having sole ownership of such inventions, and the intellectual property rights therein, that are solely discovered or conceived by or on behalf of such Party or its Affiliates and (b) the Parties jointly owning all such inventions, and the intellectual property rights therein, that are jointly discovered or conceived by or on behalf of the Parties or its Affiliates with each Party having an equal, undivided interest therein (such jointly owned inventions and intellectual property, “Joint IP”). The determination of inventorship for all such inventions and intellectual property rights therein shall be made in accordance with US inventorship laws. [***].

13.2	Patent Coordination Team

[***] after the Effective Date, the Parties shall establish a Patent coordination team (“Patent Coordination Team”) to (a) facilitate cooperation and exchange of information related to Prosecution and Maintenance of the Patents, and (b) discuss other Patent-related matters under this Agreement. The Patent Coordination Team shall be composed of [***] designee from each Party who is appropriate for the scope of responsibilities and activities to be undertaken.

13.3	Prosecution and Maintenance of Patents

13.3.1	Roche Patents

[***] Roche shall, at its own expense, Prosecute and Maintain Roche Patents. Roche will provide Company a reasonable opportunity to comment on major patent prosecution submissions and filings (as agreed upon by the Patent Coordination Team) with respect to the Roche Patents, and will reasonably cooperate and have good faith discussion on the strategy for such Prosecution and Maintenance based on reasonable comments from Company (including to file continuation or divisional applications), in each case, in sufficient time prior to filing such document or making any payment due or to take other actions Prosecute and Maintain Roche Patents thereunder. Roche will consider in good faith timely comments and recommendations made by Company in connection with such review. The Parties shall agree in the Patent Coordination Team on a general strategy for the prosecution and maintenance of the Roche Patents.

[***], Roche shall, within reasonable time agreed upon by the Patent Coordination Team, assign to Company all rights and title in the Roche Patents. Thereafter, Company shall, at its own expense, Prosecute and Maintain the Roche Patents. Company will provide Roche a reasonable opportunity to comment on major patent prosecution submissions and filings (as agreed upon by the Patent Coordination Team) with respect to the Roche Patents, in sufficient time prior to filing such document or making any payment due thereunder. Company will consider in good faith timely comments and recommendations made by Roche in connection with such review.

13.3.2	Roche Other Patents

Roche shall have the sole right, but not the obligation, to Prosecute and Maintain the Roche Other Patents. Such Prosecution and Maintenance would be at Roche’s expense.

13.3.3	Joint Patents

Company shall have the first right, but not the obligation, to Prosecute and Maintain the Joint Patents. Such Prosecution and Maintenance would be at Company’s expense. If Company elects to exercise its rights to Prosecute and Maintain the Joint Patents, then Company shall promptly notify Roche of any invention within the Company Patents and Joint Patents and will provide Roche via the Patent Coordination Team all material documentation relating to the Prosecution and Maintenance of such Patents. Company will also provide Roche with a reasonable opportunity to comment on major patent prosecution submissions and filings (i.e., first filing, foreign filing, country scope decisions, including the Unified Patent Court opt-ins/out, upcoming grants in China, EP, Japan, US, and in any additional country agreed upon by the Patent Coordination Team) with respect to the Joint Patents, in sufficient time prior to filing such document or making any payment due thereunder. Company will consider in good faith timely comments and recommendations made by Roche in connection with such review. The Parties shall agree in the Patent Coordination Team on a general strategy for the prosecution and maintenance of the Joint Patents.

13.3.4	Company Patents

Company shall have the sole right, but not the obligation, to Prosecute and Maintain the Company Patents. Such Prosecution and Maintenance would be at Company’s expense. Company will keep Roche reasonably informed of any material progress in the Prosecution and Maintenance of the Company Patents via the Patent Coordination Team.

13.3.5	Roche Step-In Rights

If Company does not elect to Prosecute and Maintain any Roche Patents (after assignment) or Company Patents Covering the composition of matter of a Compound or Joint Patents, then Roche shall have the right, but not the obligation, to Prosecute and Maintain such Roche Patents or Company Patents Covering the composition of matter of a Compound, or Joint Patents, at its sole cost and expense.

If Company decides to abandon or cease Prosecution and Maintenance of any Roche Patent (after assignment) or Company Patents Covering the composition of matter of a Compound or Joint Patent without having any patent or continuation application filed (e.g. continuation, continuation-in-part, divisional, provisional), and such abandonment or cessation is done without a reasonable strategic reason that Company had previously presented to and received approval from the Patent Coordination Team (such approval not to be unreasonably withheld), then Company shall provide prior written notice to Roche. Such notice shall be provided in order to give Roche a reasonable amount of time [***] to meet any due date for filing, payment, or other action to preserve such Roche Patent or Company Patent Covering the composition of matter of a Compound or Joint Patent in that specific country. In such a case, Roche shall have the right, upon written notice to Company, to assume responsibility for the prosecution and maintenance of such Roche Patent or Company Patents Covering the composition of matter of a Compound or Joint Patent in that country at its sole cost and expense.

If Roche notifies Company that it intends to assume responsibility for the Prosecution and Maintenance of such Roche Patents or Company Patents Covering the composition of matter of a Compound or Joint Patent in a specific country, Company shall provide Roche with copies of all material documents and correspondence relevant to the prosecution and maintenance of the Roche Patent, Company Patents Covering the composition of matter of a Compound or Joint Patent in that country.

13.4	Cooperation.

Each Party hereby agrees to reasonably cooperate with one another with respect to the Prosecution and Maintenance of the Patents for which such Party is responsible pursuant to this Agreement, including by making its employees, and using reasonable efforts to make its licensees, sublicensees, independent contractors, agents and consultants, reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake Prosecution and Maintenance of Patents as contemplated by this Agreement.

13.5	Infringement; Defence

13.5.1	Notice

With respect to intellectual property that is within the scope of the licenses granted under this Agreement, each Party shall [***] notify the other Party upon learning of any (a) actual or suspected infringement or misappropriation (collectively, an “Infringement”) by a Third Party of Roche IP, Company Patents, or Joint IP or (b) claim by a Third Party of invalidity, unenforceability, or non-infringement of a Roche Patent, Company Patent or a Joint Patent.

13.5.2	Enforcement

(a)	Roche IP and Joint IP

[***] Roche shall have the first right (but not the obligation), at its own expense, to seek to abate any infringement of any Roche IP or Joint IP by a Third Party, or to file suit against any such Third Party. At the request and expense of Roche, Company shall provide reasonable assistance in connection with Roche’s legal or other actions in relation to any such infringement, including by executing reasonably appropriate documents and cooperating in discovery, as set forth in Section 13.8.

[***], Company shall have the first right (but not the obligation), at its own expense, to seek to abate any infringement of any Roche IP or Joint IP by a Third Party, or to file suit against any such Third Party. At the request and expense of Company, Roche shall provide reasonable assistance in connection with Company’s legal or other actions in relation to any such infringement, including by executing reasonably appropriate documents and cooperating in discovery, as set forth in Section 13.8.

Either Party initiating such enforcement proceedings (“the Initiating Party”) may join the other Party as a party plaintiff if such Party is an indispensable party to such legal proceeding, and such Party hereby agrees to be joined in any such legal proceeding, provided that the Initiating Party shall pay for the other Party’s reasonable attorneys’ fees in connection thereto.

If a Party that has the first right to be the Initiating Party elects not to take any steps to abate such infringement, such Party shall notify the other Party, and such other Party shall then have the right, at its own expense, to take action to enforce the Roche IP or Joint IP against the Third Party.

(b)	Company IP

Company shall have the sole right (but not the obligation), at its own expense, to seek to abate any Infringement of any Company IP by a Third Party, or to file suit against any such Third Party. At the request and expense of Company, Roche shall provide reasonable assistance in connection with Company’s legal or other actions in connection with any such Infringement, including by executing reasonably appropriate documents and cooperating in discovery, as set forth in Section 13.8. Company may join Roche as a party plaintiff if Roche is an indispensable party to such legal proceeding, and Roche hereby agrees to be joined in any such legal proceeding, provided that Company shall pay for Roche’s reasonable attorneys’ fees in connection thereto.

13.5.3	Defence

(a)	Roche IP and Joint IP

[***] Roche shall have the first right (but not the obligation), at its own expense, to defend against any claim by a Third Party of invalidity, unenforceability, or non-infringement of any Roche IP or Joint IP. At the request and expense of Roche, Company shall provide reasonable assistance in connection with Roche’s legal or other actions in relation with any such defence, including by executing reasonably appropriate documents and cooperating in discovery, as set forth in Section 13.8.

[***] Company shall have the first right (but not the obligation), at its own expense, to defend against any claim by a Third Party of invalidity, unenforceability, or non-infringement of any Roche IP or Joint IP. At the request and expense of Company, Roche shall provide reasonable assistance in connection with Company’s legal or other actions in connection with any such defence, including by executing reasonably appropriate documents and cooperating in discovery, as set forth in Section 13.8.

Either Party defending such Third Party claims (“the Defending Party”) may join the other Party as a party plaintiff if such Party is an indispensable party to such legal proceeding, and such Party hereby agrees to be joined in any such legal proceeding, provided that the Defending Party shall pay for the other Party’s reasonable attorneys’ fees in connection thereto.

If a Party that has the first right to be the Defending Party elects not to take any steps to abate such infringement, such Party shall notify the other Party, and such other Party shall then have the right, at its own expense, to take action to defend the Roche IP or Joint IP against the Third Party.

(b)	Company IP

Company shall have the sole right, at its own expense, to defend against any claim by a Third Party of invalidity, unenforceability, or non-infringement of any Company IP. At the request and expense of Company, Roche shall provide reasonable assistance in connection with Company’s legal or other actions in connection with any such defence, including by executing reasonably appropriate documents and cooperating in discovery, as set forth in Section 13.8 Company may join Roche as a party plaintiff if Roche is an indispensable party to such legal proceeding, and Roche hereby agrees to be joined in any such legal proceeding, provided that Company shall pay for Roche’s reasonable attorneys’ fees in connection thereto.

(c)	Third Party IP

Each Party shall promptly notify the other Party in writing within [***] after receiving a notice of a claim or assertion that Compound or Product infringes or misappropriates any Third Party’s Patents or other intellectual property rights in any country. As between the Parties, subject to Section 17.7, the alleged infringing Party shall have the right, but not the obligation, at its sole cost and expense, using counsel of its own choice, to control the defense and settlement of such claim or assertion brought by a Third Party.

13.5.4	Settlement

A Party controlling any action described in Section 13.5.2 or Section 13.5.3 may settle or consent to an adverse judgment in such action if such settlement or judgment without obtaining prior written consent from the other Party, provided that a Party controlling such action shall not settle or consent to an adverse judgment without the other Party’s consent (not to be unreasonably withheld, conditioned or delayed) if such settlement or consent (a) would impose a financial obligation upon the non-controlling Party that is not reimbursed by the controlling Party; or (b) would limit the scope of or invalidate any Roche IP or Joint IP.

13.5.5	Damages

Unless otherwise agreed by the Parties, and subject to the Parties’ respective obligations under Section 17.7, all monies recovered upon the final judgment or settlement of any action described in Section 13.5.2 shall be disposed as follows: [***]

13.6	Common Interest Disclosures

With respect to any information or opinions disclosed pursuant to this Agreement by a Party to the other Party relating to intellectual property or technology owned by Third Parties, the Parties have a common legal interest in (a) determining whether, and to what extent, Third Party intellectual property rights may affect Compound or Products, and (b) defending against any actual or prospective Third Party claims based on allegations of Infringement of intellectual property rights relating to the Compound or Products. All such information and materials exchanged between the Parties shall be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. By sharing any such information and materials, neither Party intends to waive or limit any applicable privilege or immunity. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of a Party be deemed to apply against the other Party.

13.7	Hatch-Waxman

Notwithstanding anything herein to the contrary, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, or its equivalent in a country other than the US, then such Party shall [***] provide the other Party with a copy of such certification. The process set forth in Section 13.5.2 shall apply, mutatis mutandis, with respect to each Party’s rights and obligations to bring and control an action in accordance with paragraph IV of the Hatch-Waxman Act (or its equivalent in a country other than the US.).

13.8	Cooperation

Solely with respect to the securing, enforcement or defence of Patents within the Roche IP, Company IP and Joint IP, Company may reasonably request Roche personnel assistance within Roche’s control in securing, enforcing or defending such Patents, provided that Company shall reimburse Roche for Roche’s costs and expenses incurred in connection therewith at Roche’s standard commercial rate.

13.9	Patent Term Extensions

With respect to any Roche Patent or Joint Patent, Parties shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”). Company shall have the first right to file for such Patent Term Extensions for any Roche Patent or Joint Patent; provided, that in the event that Company elects not to file for a Patent Term Extension, Company shall (a) [***] inform Roche of its intention not to file and (b) grant Roche the right to file for such Patent Term Extension. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in gaining patent term restorations, extensions or SPCs wherever applicable.

13.10	[***]

13.11	Disclaimer

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

14	CONFIDENTIALITY

14.1	Definition of Confidential Information

“Confidential Information” shall mean, with respect to a Party, the non-public or proprietary information (of whatever kind and in whatever form or medium, including copies thereof), disclosed in any form (written, oral, electronic, photographic, or otherwise) by or on behalf of such Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”) in connection with this Agreement, whether prior to or during the Agreement Term, including Know-How or other information regarding such Party’s research, development plans, preclinical and clinical data, technology, products, business information or objectives, reports, and audits under this Agreement and other information of the type that is customarily considered to be confidential or proprietary information by entities engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement, including all proprietary materials and data and information associated therewith.

14.2	Exclusions Regarding Confidential Information

Notwithstanding anything to the contrary in this Article 14, Confidential Information of the Disclosing Party shall not include information that the Receiving Party can demonstrate with written records:

(a)

was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of receipt by the Receiving Party as shown by the Receiving Party’s files and records immediately prior to the time of disclosure;

(b)	was generally available to the public or otherwise part of the public domain at the time of its receipt by the Receiving Party;

(c)

became generally available to the public or otherwise part of the public domain after its receipt by the Receiving Party other than through any act or omission of such other Receiving Party in breach of this Agreement;

(d)

was received by the Receiving Party without an obligation of confidentiality and non-use from a Third Party, which Third Party the Receiving Party believed to have no obligation of confidentiality and non-use regarding such information;

(e)

was independently developed by or for the Receiving Party without use or reference to the Confidential Information of the Disclosing Party as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; or

(f)	was released from the restrictions set forth in this Agreement by express prior written consent of the Disclosing Party.

14.3	Non-Use and Non-Disclosure of Confidential Information

During the Agreement Term and for a period of [***] thereafter, a Party shall (a) except to the extent expressly permitted by this Agreement or otherwise agreed to in writing, keep confidential and not disclose to any Third Party or use for any purpose any Confidential Information of the other Party and (b) take reasonable precautions to protect the Confidential Information of the other Party from unauthorized use or disclosure (including all reasonable precautions a Party employs with respect to its own confidential information of a similar nature) and taking reasonable precautions designed to ensure that no authorized use or disclosure is made by others whom access to the Confidential Information of the Party is granted.

14.4	Authorized Disclosures of Confidential Information

A Receiving Party may use and disclose the Confidential Information of the Disclosing Party as follows:

(a)

If required by applicable laws, rules, or regulations, including any securities regulations or rules of securities exchange on which the Receiving Party is listed or plans to be listed, provided that the Receiving Party (a) if permitted by applicable laws, rules, or regulations, use all reasonable efforts to inform the Disclosing Party prior to making any such disclosures and reasonably cooperate with the Disclosing Party in seeking a protective order or other appropriate remedy (including redaction) and (b) whenever possible, request confidential treatment of such information;

(b)	as reasonably necessary to exercise its rights or fulfil its obligations under this Agreement;

(c)	to the extent such use and disclosure is reasonably required in the Prosecution and Maintenance of a Patent claiming or Covering any Compound or Product in accordance with this Agreement;

(d)

as reasonably necessary to obtain or maintain any Regulatory Approval, including to conduct preclinical studies and clinical trials and for pricing approvals, for any Product, provided that the Receiving Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such Regulatory Authority and to otherwise maintain the confidentiality of the Confidential Information;

(e)

to the extent necessary, to its board members, actual or potential bona fide Sublicensees, subcontractor, collaborators, vendors, consultants, agents, attorneys, accountants, contractors and clinicians under written agreements of confidentiality at least as restrictive on those set forth in this Agreement and who have a need to know such information in connection with the Receiving Party performing its obligations, exercising its licenses or other rights under this Agreement or as required under applicable laws, rules or regulations;

(f)

to the extent reasonably necessary, to Third Parties in connection with a bona fide actual or potential financing (including issuance of equity and debt financing) or similar monetization or structured financing arrangement, investment in or Change of Control of Company or its controlling Affiliates or any other Subsequent Transactions (including merger, acquisition of rights or assets related to the Compound and Products, or sale of all or a substantial part of the shares or business of the Company) or Sublicensing Transactions; or

(g)

which is required to be disclosed by a court order or government authority provided, however, that such Party has provided reasonable advance notice to the extent possible of the impending disclosure to the other Party and provided further that it shall only disclose the Confidential Information to the extent necessary and to such authority only.

Each Receiving Party shall remain liable for breach of this Agreement by the permitted recipients in this Section 14.4 as if such breach were by the Receiving Party itself.

15	PRESS RELEASES; PUBLICATIONS; NO USE OF NAME

15.1	Press Releases

Following the Effective Date, Company may issue press releases or other public announcements concerning the subject matter of this Agreement but no financial terms shall be disclosed in any such press release (and not the terms of this Agreement unless otherwise permitted under this Agreement, including pursuant to Section 14.4(a)), or the research, development, manufacturing, or commercial results of Products hereunder, provided that Company provides Roche with a copy of any press release or public announcement at least [***] prior to its intended publication for Roche’s review and comment, which Company shall reasonably consider prior to issuing such press release or public announcement.

15.2	Publications

Roche shall have the right to publish the results of the Tangelo Study, and subject to the foregoing, Company shall have the sole right to publish information arising from its activities under this Agreement, in each case, in scientific publications and presentations in accordance with this Section 15.2. With respect to any such paper or presentation (including posters, slides, abstracts, manuscripts, marketing materials, and written descriptions of oral presentations) proposed for publication by a Party (the “Publishing Party”) that includes the sole or joint Confidential Information of the other Party, then the Publishing Party shall submit to the other Party the proposed publication or presentation at least [***] prior to the date of submission for publication or the date of presentation, whichever is earlier, of any such submitted materials. The other Party shall review such submitted materials and respond to the Publishing Party as soon as reasonably possible, but in any case within [***] of receipt thereof. With respect to such paper or presentation that includes any such Confidential Information, at the request of the other Party, the Publishing Party shall: (a) delete from such proposed publication or presentation any Confidential Information of Roche or (b) delay the date of such submission for publication or the date of such presentation for a period of time sufficiently long [***] to permit the other Party to seek appropriate patent protection of its rights in information disclosed therein in accordance with the terms of this Agreement. In addition, Roche agrees that it will consider Company’s comments in good faith and will not to publish any data or results of the Tangelo Study in a manner that would adversely affect Company’s rights under this Agreement without prior written consent of Company (not to be unreasonably withheld, conditioned or delayed), unless otherwise required by applicable law, or pursuant to the then-current Roche internal policies or Roche’s ethical obligations as sponsor of the Tangelo Study.

15.3	No Use of Name

Except as expressly provided herein and to the extent that such use is not inconsistent with prior public disclosures or presentations, no right, express or implied, is granted by this Agreement to use in any manner the name of a Party or its Affiliates, or any other trade name, symbol, logo or trademark of such Party or Affiliate in connection with the performance of this Agreement, except to the extent required by applicable law. Notwithstanding the foregoing, Company shall be permitted to (a) include the name or Roche-approved version of Roche’s corporate logo in connection with the description of this Agreement on Company’s corporate website and investor presentations, in each case solely for the purpose of identifying Roche as a licensor and (b) subject to Roche’s review and approval (not to be unreasonably withheld or delayed), use Roche’s corporate logo for other purposes in connection with this Agreement, provided that Company’s proposed use complies with Roche’s written branding guidelines with respect to use of such name, trademark or logo and such use only contains accurate and non-misleading factual statements regarding the Parties’ relationship.

16	AGREEMENT TERM; TERMINATION

16.1	Agreement Term

The term of this Agreement shall commence on the Effective Date and, unless sooner terminated as provided in this Article 16, shall continue in full force and effect, on a country-by-country basis and Product-by-Product basis, until the expiry of the Royalty Term with respect to such Product in such country (“Agreement Term”).

16.2	Termination

16.2.1	Termination by Either Party for Material Breach

(a)

Either Party may terminate this Agreement in its entirety by written notice to the other Party for any material breach of this Agreement by the other Party if, in the case of remediable breach, such material breach is not cured within [***] after the breaching Party receives written notice of such material breach from the non-breaching Party, provided that if such material breach (other than a payment breach) is not capable of being cured within such [***], then the Parties shall agree in good faith upon an additional period reasonably necessary to cure such material breach.

(b)

Notwithstanding anything to the contrary herein, if the allegedly breaching Party in good faith either disputes (i) whether a material breach is or has occurred or (ii) the alleged failure to cure or remedy (or non-remediable nature of) such material breach, and provides written notice of that dispute to the other Party within the above time periods, then the matter will be addressed under the dispute resolution provisions in Section 16.5, and the notifying Party may not terminate this Agreement until it has been determined under Section 16.5 that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within [***] (or such longer period as determined by the arbiter of such dispute resolution) after the conclusion of that dispute resolution procedure.

(c)

Notwithstanding Section 16.2.1(a), if an uncured breach that would result in termination pursuant to the foregoing relates only to one or more Region(s), and not all Regions, then the non-breaching Party shall have the right to terminate this Agreement solely with respect to the Region(s) to which such breach relates, provided that (i) the foregoing shall not apply if an uncured material breach is with respect to a Region that includes a Major Market, and (ii) if the uncured material breach with respect to a Region that includes a Major Market is caused by a Sublicensee, then Company shall have the right, upon written notice to Roche, to terminate the agreement with such Sublicensee and cure such breach by Company (or its Affiliates) in accordance with Section 16.2.1(a), in which case, Roche shall only have the right to terminate this Agreement if and until Company fails to cure such breach in accordance with this Section 16.2.1.

16.2.2	Termination by Either Party for Insolvency

Subject to mandatory statutory provisions of applicable law, either Party may terminate this Agreement in its entirety if the other Party incurs an Insolvency Event, provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

16.2.3	Elective Termination by Company

Company shall have the right to electively terminate this Agreement in its entirety or with respect to a particular Region, at any time after the Effective Date, by providing written notice to Roche [***] [***]. Such termination shall be effective [***] following the date of Roche’s receipt of such notice. Notwithstanding the foregoing, Company shall have the right to terminate this Agreement immediately upon written notice to Roche until the [***].

16.2.4	Termination by Roche for Discontinuation

(a)

[***] (“Decision to Discontinue”), and if there is no Sublicensee then researching, developing, manufacturing or commercializing any Product [***] at the time of such Decision to Discontinue, then Company shall promptly notify Roche on its decision and shall elaborate on the reasons for making such Decision to Discontinue. Upon receiving Company’s notice, Roche at is sole discretion, may decide, within [***] from the date of Roche’s receipt of such notice, if Company shall be deemed to have terminated this Agreement under this Section 16.2.4(a). Company may request Roche, prior to making such Decision to Discontinue, to discuss with Roche the options available in order to continue the appropriate research, development, manufacturing, and commercialization activities, as applicable, for the Products. Upon such request, Roche will make a good faith effort to reach an agreement with Company. For clarity, nothing herein shall be interpret as obligating Roche to reach an agreement with Company. Roche shall have the sole and full discretion whether or not to agree on any change to the appropriate research, development, manufacturing, and commercialization activities that will prevent Company’s Decision to Discontinue.

(b)

[***] without providing to Roche reasonable justification to suspend such material development activities, then Roche shall have the right to terminate this Agreement in its entirety under this Section 16.2.4 with [***] prior written notice to Company, unless Company (either by itself or through Affiliates or Sublicensees) has in good faith resumed material development activities within such [***] period, and Company agrees that it will not invoke such cure period for multiple times solely for purposes of circumventing Roche’s right to terminate under this Section 16.2.4. Such consecutive [***] cessation period shall be tolled on a day-for-day basis to the extent that such cessation (or delay in resumption) is caused by (a) a clinical hold or any other regulatory prohibition or other safety issues with respect to the Compound or Product, (b) breach of this Agreement by Roche, (c) shortage of supply of any raw materials or other necessary components in the supply chain, (d) an injunction, lawsuit or infringement claim that the Exploitation of the Compound or Product infringes intellectual property rights of a Third Party, or (e) a force majeure. For clarity, Roche’s rights under this Section 16.2.4 are not mutually exclusive of Company’s diligence obligations as set forth in Section 9. For further clarity, Company (or its Affiliates or Sublicensees) may elect to first conduct development activities for the Product in one Major Market without conducting development activities in other countries until obtaining Regulatory Approval in such first Major Market, and such election shall not be deemed to be cessation of material development activities for purposes of this Section 16.2.4(a).

16.3	Consequences of Expiration and Termination

16.3.1	Expiration; Termination In Any Event; Accrued Rights and Obligations

Upon expiration or termination of this Agreement pursuant to Section 16.2 for any reason, all rights and obligations of either Party hereunder shall terminate as of the effective date of termination except as expressly set forth herein. Expiration or termination of this Agreement, in whole or in part, shall not (a) release either Party hereto from any liability which, as of the effective date of such expiration or termination, had already accrued to the other Party or which is attributable to a period prior to such termination (including any payment obligations already accrued pursuant to Article 10), or (b) preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to the effective date of such expiration or termination; provided further that upon expiration of this Agreement, the licenses in Article 2 shall be perpetual, irrevocable, fully paid-up and royalty-free.

16.3.2	Product Reversion

In the event of an elective termination of this Agreement by Company pursuant to [***], or termination of this Agreement by Roche [***], then in addition to the consequences otherwise set forth in this Section 16.3 (other than Section 16.3.3 and Section 16.3.4) and subject to Section 16.3.6, Roche shall have the right, on a Product-by-Product basis, to request a reversion of any such Product existing as of the effective date of termination, upon Roche providing written notice to Company no later than [***] (such notice, a “Continuation Election Notice”) as set forth in Section 16.3.3 or Section 16.3.4 below, as applicable, provided that, if this Agreement is terminated in part with respect to a specific Region, the following provisions shall only apply, mutatis mutandis, only to such terminated Region:

16.3.3	Termination Before [***]

For any Product for which Roche provides a Continuation Election Notice prior to [***] of such Product:

[***]

16.3.4	Termination After [***] of Product

For any Product for which Roche provides a Continuation Election Notice after the [***] of such Product, Section 16.3.3 shall apply, mutatis mutandis, to the extent applicable, as well as the following:

[***]

16.3.5	Wind-down; Inventory at Termination

If Roche does not provide a timely Continuation Election Notice, then Roche will be deemed to have waived its right to request a reversion of such Product with respect to the country(ies) terminated, if applicable, or globally (if this Agreement is terminated in its entirety). Company shall have the right, at its sole cost and expense, to wind-down, cancel or complete all ongoing obligations relating to or arising from this Agreement, and terminate any related agreements with Third Parties in Company’s reasonable discretion, in each case, with respect to such Product in any country.

Company and its Sublicensee(s) shall have the right to sell or otherwise dispose of all inventory of such Product in such country then in stock for up to [***] subject to the royalty payments due under this Agreement, and any other applicable provision of this Agreement, and Roche covenants not to sue Company, its Affiliates, or Sublicensee(s) for infringement under any of the Patents that were licensed by Roche to Company immediately prior to such termination solely with respect to such activities conducted by Company or its Sublicensee(s) pursuant to this Section 16.3.5.

16.3.6	Continuation of Sublicenses

Upon termination of this Agreement Company, any existing, permitted sublicense for a Product(s) in a country(ies) granted by Company or its Affiliates to a Sublicensee shall continue in full force and effect, provided that (a) such Sublicensee did not cause the breach that gave right to such termination, (b) the sublicense granted by Company under the applicable sublicense agreement with respect to the intellectual property licensed from Roche hereunder shall become a direct license from Roche, and (c) such Sublicensee agrees in writing to be bound by all the terms and conditions of this Agreement that are applicable to such Sublicensee and directly pay to Roche all payments that Roche would have received from Company related to such sublicense (including all milestone and royalty payments to the extent attributable to such sublicense). In lieu of the existing sublicense continuing in full force and effect, the Sublicensee may elect to enter into a direct license agreement with Roche for such Product in such country. If the Sublicensee elects to enter into a direct license agreement with Roche, then such direct license will be on substantially the same terms as this Agreement with Roche. For clarity, any sublicense for such Product in such country(ies) granted by Company to its Affiliates pursuant to Section 2.2 shall terminate upon effective date of the termination of this Agreement for such Product in such country(ies).

16.4	Survival

In addition to any provisions specified in this Agreement as surviving under the applicable circumstances, the following provisions shall survive any expiration or termination of this Agreement for any reason: Articles 1, 11(with respect to payments accrued but not paid prior to expiration or termination), 12, 14, 15, 17 and 19; Sections 3.5, 10.5.2 (only with respect to the last sentence in the case of expiration but not termination of this Agreement), 13.1, 13.11, 16.3, 18.4, 18.5 and this Section 16.3.4.

16.5	Effects of a Change of Control

If there is a Change of Control, then the Party experiencing such Change of Control (“Acquired Party”) shall provide written notice to the other Party (“Non-Acquired Party”) within [***] after completion of such Change of Control.

The Change of Control Group in connection with such Change of Control shall agree in writing with the Non-Acquired Party that it will not utilize any of the Non-Acquired Party’s Know-How, Patent, materials or Confidential Information or Joint IP (collectively, “Sensitive Information”) for the research, development or commercialization of any product (other than a Product) for the treatment of any indication for which a Product has been developed or commercialized.

Following consummation of the Change of Control, the Acquired Party and the Change of Control Group shall adopt in writing reasonable procedures to prevent the disclosure of Sensitive Information to any personnel other than those who need to know the Sensitive Information solely for the purpose of fulfilling the Acquired Party’s obligations or exercising the Acquired Party’s rights under this Agreement.

17	DISPUTE RESOLUTION

17.1	Disputes

Except as otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall first be referred, by written notice, to the Alliance Managers of the disputing Parties for attempted resolution. If the Alliance Managers are unable to resolve the dispute within [***] [***] following the date of receipt of such written notice, either of the disputing Parties may refer, by written notice (an “Escalation Notice”), such dispute to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute within [***]. The designated executive officers are as follows:

For Company: [***]

For Roche:  [***]

17.2	Arbitration

Except as provided under Section 7.5, 10.5.3, 10.6, 10.7 or 10.8, if the Parties are unable to resolve any dispute under Section 17.1, either Party shall have the right to submit the dispute for resolution under the Rules of Arbitration of the International Chamber of Commerce (ICC) by an arbitration tribunal of three (3) arbitrators designated by the Parties with a seat in Zurich, Switzerland. Each Party shall designate one (1) arbitrator. The third arbitrator shall be designated by the other two arbitrators designated by the Parties. If either Party fails to designate an arbitrator within [***] after the filing of the dispute with the ICC, such arbitrator shall be appointed in the matter prescribed by the Rules of Arbitration. An arbitration proceeding hereunder shall be conducted in Basel, Switzerland, and shall be conducted in the English language. The procedure for the exchange of documents and other discovery shall be governed by Article 3 and Article 9 of the International Bar Association Rules on the Taking of Evidence in International Arbitration.

The arbitration tribunal shall render a written opinion setting forth findings of fact and conclusions of law and rationale therefor no later than [***] from the date on which the arbitrators were appointed to the dispute. The time periods set forth in the ICC Rules of Arbitration shall govern, provided that the arbitration tribunal may modify such time periods as reasonably necessary to render a written opinion in accordance with the foregoing deadline. The decision or award of the arbitrators shall be in writing and is final and binding on both Parties. The arbitration panel shall award the prevailing Party its attorneys’ fees and costs, arbitration administrative fees, panel member fees and costs, and any other costs associated with the arbitration, the enforcement of any arbitration award and the costs and attorneys’ fees involved in obtaining specific performance of an award, provided that if the claims or defences are granted in party and rejected in part, the arbitration panel shall proportionately allocate between the Parties those arbitration expenses in accordance with the outcomes. The arbitration panel may only award damages as provided for under the terms of this Agreement, and in no event may punitive, consequential, or special damages (unless specified in this Agreement) be awarded. In the event of any conflict between the Rules and any provision of this Agreement, this Agreement shall govern.

17.3	Confidentiality

Any arbitration proceeding hereunder shall be confidential. Either Party may request that the arbitration tribunal issue appropriate protective orders to safeguard such Party’s Confidential Information. Except as required by law, neither Party shall make (or request the arbitration tribunal to make) any public announcement with respect to the proceedings or decision of the arbitration tribunal without prior written consent of the other Party. The existence of any dispute submitted to arbitration and any decision or award shall be kept in confidence by the Parties and the arbitration tribunal, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

17.4	Interim Equitable Relief

Notwithstanding anything to the contrary in Section 17.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in Section 17.2, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the ability of the arbitration tribunal to review the decision under Section 17.2. Such court shall have no jurisdiction or ability to resolve disputes beyond the specific issue of temporary injunction or other interim equitable relief.

17.5	Subject Matter Exclusion

Notwithstanding anything to the contrary in Section 17.2, any dispute not resolved internally by the Parties pursuant to Section 17.1 that involves the validity or infringement of a Patent shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent in question.

17.6	Expert Committee

For disputes arising under Section 10.5.3, 10.6, 10.7 or 10.8, such dispute shall be raised to an Expert Committee for resolution as set forth below.

Each Party shall select a person who [***] (an “Expert”). Both Experts shall select one (1) additional Expert who shall act as the chairman of a committee of the three Experts (such committee, the “Expert Committee”). Within [***] after formation of the Expert Committee, each Party will deliver to both the Expert Committee and the other Party a detailed written proposal setting forth its proposed terms for the resolution for the matter at issue with respect to [***] (the “Proposed Terms” of the Party) and a memorandum (the “Support Memorandum”) in support thereof, not exceeding [***] in length. Within [***] after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the Expert Committee (with a copy to the other Party) a response to the other Party’s Support Memorandum, such response not exceeding [***] in length. Neither Party may have any other communications (either written or oral) with the Expert other than for the sole purpose of engaging the Expert Committee or as expressly permitted herein; provided that, the Expert Committee may convene a hearing if the Expert Committee so chooses to ask questions of the Parties and hear oral argument and discussion regarding each Party’s Proposed Terms. Within [***] after the formation of the Expert Committee, the Expert Committee (by majority vote) will select one of the two Proposed Terms (without modification) provided by the Parties that the Expert Committee believes is most consistent with the intention underlying and agreed principles set forth in this Agreement. Absent any clear and obvious error, the decision of the Expert shall be final, binding, and unappealable. For clarity, the Expert Committee must select as the only method to resolve the matter at issue one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or award any other relief or take any other action. The Parties shall bear its own costs and expenses and shall equally share the costs and expenses incurred in connection with the Expert Committee.

17.7	Indemnification; Insurance

17.7.1	Indemnification by Roche

Subject to Section 17.7.3, Roche shall indemnify and defend Company, its Affiliates, and their respective officers, directors, and employees (“Company Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonably attorneys’ fees and other expense of litigation arising out of any Third Party claims, suits, actions, demands, or other proceeding (“Third Party Claims”) as a result of: (a) the Exploitation of the Compound or Product prior to the Effective Date or the conduct of Tangelo Study, in each case, by or on behalf of Roche and its Affiliates, (b) gross negligence or willful misconduct of Roche or its Affiliates in the course of activities performed by or on behalf of Roche under this Agreement or (c) Roche’s breach of this Agreement, except, in each case (a) - (c), to the extent caused by any events described in Section 17.7.2 (a), (b) or (c).

17.7.2	Indemnification by Company

Subject to Section 17.7.3, Company shall indemnify and defend Roche, its Affiliates, and their respective officers, directors, and employees (“Roche Indemnitees”) from and against any and all Third Party Claims, as a result of: (a) the gross negligence or wilful misconduct of Company in the course of activities performed by or on behalf of Company under this Agreement, (b) the development, manufacture, use, handling, storage, sale, or other disposition of the Compound or Products by or on behalf of Company, its successors and assigns or its Affiliates, including claims of product liability or infringement of Third Party Patents, or (c) Company’s breach of this Agreement, except, in each case (a)-(c), to the extent caused by any events described in Section 17.7.1(a), (b) or (c).

17.7.3	Procedure

If a Party intends to claim indemnification under this Agreement (“Indemnitee”), such Party shall [***] notify the other Party (“Indemnitor”) in writing of such alleged Third Party Claim. The Indemnitor shall have the right to control the defence thereof with counsel of its choice. Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason (which costs, for clarity, shall not be subject to indemnification by the Indemnitor unless otherwise consented by Indemnitor). The Indemnitee shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any covered Third Party Claims. Neither Party shall settle a Third Party Claim without the consent of both Parties, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that the Indemnitor shall not be required to obtain such consent if the settlement: (a) involves only the payment of money and shall not result in the Indemnitee becoming subject to injunctive or other similar type of relief; (b) does not require an admission by the Indemnitee; and (c) does not adversely affect the intellectual property Controlled by, or the rights or licenses granted to, the Indemnitee under this Agreement. Only Company or Roche may claim indemnity under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

17.8	Limitation of Liability

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT DAMAGES (INDIREKTE SCHÄDEN/WEITERE SCHÄDEN ALS SCHÄDEN MIT LANGEM KAUSALZUSAMMENHANG), CONSEQUENTIAL DAMAGES (MANGELFOLGESCHÄDEN), LOST REVENUES OR LOST PROFITS (ENTGANGENER GEWINN), IRRESPECTIVE OF THE LEGAL BASIS FOR SUCH CLAIMS. THIS LIMITATION OF LIABILITY SHALL NOT APPLY IN THE EVENT OF DAMAGES CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE DAMAGING PARTY OR A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 17.7.

17.9	Insurance

Company shall, at its own cost and expense, maintain general liability insurance or indemnity protection (including clinical trial insurance on a claims made basis no later than the first patient dosed in a Clinical Study for the Product sponsored by Company and products liability insurance on a claims made basis no later than the first commercial sale of the Product by Company) sufficient to comply with its indemnity obligations. The limit of liability for such coverage shall be no less than [***]. Company shall also maintain workers’ compensation insurance. Company shall provide Roche with written evidence of such insurances after the Effective Date and thereafter as reasonably requested by Roche.

The insurance policies for such coverage shall be an occurrence form, but if only a claims made form is available to a Party, such Party shall maintain such coverage for at least [***] after the earlier of (a) termination or expiration of this Agreement or (b) such Party has no further obligations under this Agreement. Insurance coverage shall be primary insurance with respect to Company’s own participation under this Agreement and shall be maintained with an insurance company or companies having an A.M.

Best’s rating (or its equivalent) of A-VII or better.

18	REPRESENTATIONS AND WARRANTIES (ZUGESICHERTE EIGENSCHAFTEN)

18.1	Mutual Representations and Warranties

Each Party represents and warrants to the other Party that, as of the Effective Date:

It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and

This Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

18.2	Roche Representations and Warranties

Roche represents and warrants to Company that, as of the Effective Date,(a) Roche has not received written notice from any Third Party claiming that the manufacture, use or sale of Compound or Products infringes any Patent of any Third Party, and to Roche’s knowledge, the manufacture, use or sale of Compound or Products does not infringe any Patent of any Third Party; (b) Roche has the full right, power and authority to grant all of the right, title and interest in the licenses, sub-licenses and other rights granted to Company under this Agreement; (c) Roche solely owns and Controls Roche IP, free and clear of all encumbrances that would interfere with Company’s rights granted hereunder, and has obtained from all named inventors of the Roche Patents a written agreement assigning to Roche each such inventor’s entire right, title and interest in and to such Roche Patents, and will be solely responsible for any remuneration or payments due to such inventors under any applicable law; (d) to the knowledge of Roche, the Roche Patents listed in Exhibit 1.91 are all patents and patent applications Controlled by Roche and its Affiliates as of the Effective Date that are necessary for Company to Exploit the Compound and Products under this Agreement; (e) there are no amounts that will be required to be paid to a Third Party that arise out of any agreement to which Roche or any Affiliate of Roche is a party, as a result of the rights granted to Company for the Exploitation of any Compound or Product; (f) to the knowledge of Roche, there are no activities by Third Parties that constitute infringement or misappropriation of any Roche Patent; (g) the Roche Know-How listed in Exhibit 1.89 constitute all material Know-How that is necessary or reasonably useful for Company to Exploit the Compound and Products under this Agreement and (h) Roche has disclosed to Company all material information, data and documentation (including regulatory documentation) in the Exploitation of Compound and Product prior to the Effective Date, which information, data and documentation are true and accurate in all material respects. During the Agreement Term, Roche will not grant any right to any Third Party under Roche IP or otherwise transfer, sell or otherwise dispose any Roche IP, in each case, in a manner that would adversely affect Company’s rights under this Agreement.

18.3	Company Representation and Warranties

Company represents and warrants to Roche that, as of the Effective Date, it has never been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program (collectively, “Debarment”).

In the event Company receives notice of Debarment, Company shall [***] notify Roche in writing and shall immediately cease using any individual that is subject to a Debarment in connection with any activities under this Agreement.

Company represents and warrants to Roche that, as of the Effective Date, to its knowledge based on its and its controlling Affiliate’s financial status and resources (including financing resources and anticipated future cash flows), it will have the financial ability and capacity (either by itself, or through its Affiliates or Sublicensees) to conduct, execute and complete the activities Company is responsible for under this Agreement, including financing the development of the Product according to the Development Plan.

18.4	Limitations

Roche makes no representation or warranty that all intellectual property rights necessary for Company to make, have made, use, sell, offer for sale and import the Compound or the Product in the Territory have been granted to Company under Article 2. Company acknowledges that Roche did not perform an exhaustive search or evaluation of Third Party Patents with respect to the Compound related to the foregoing. Except as provided in Section 13.5.1, neither Party shall be obligated to disclose or notify the other Party regarding any searches or evaluations of Third Party Patents.

18.5	Disclaimer

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. COMPANY AND ROCHE DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS.

19	MISCELLANEOUS

19.1	Bankruptcy

All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Roche to Company are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. Unless Company elects to terminate this Agreement, the Parties agree that Company, as a Company or Sublicensees of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

19.2	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods (the Vienna Convention).

19.3	Notice

Except as otherwise expressly provided in this Agreement or mutually agreed to by the Parties, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and shall be effective (a) [***], if delivered in person or via internationally recognized courier (e.g., FedEx) via overnight mail with delivery confirmation; (b) [***] after the date mailed if mailed by first class certified mail return receipt requested, postage prepaid to a destination within the same jurisdiction; (c) [***] after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid to a destination outside the jurisdiction of the Party sending the notice; or (d) [***], if sent by private express courier. Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for purposes of this Section 19.3 by sending written notice to the other Party.

If to Company:	OHB Pediatrics Ltd [***]

and:	[***] With a copy that shall not constitute notice to: [***]

If to Roche:	F. Hoffmann-La Roche Ltd

[***]

and:	[***] [***]

19.4	Assignment

Except as otherwise expressly permitted under this Agreement, neither Party may assign, sell or otherwise transfer, in whole nor in part, this Agreement or the rights granted hereunder without the prior written consent of the non-assigning Party, such approval not to be unreasonably withheld. Notwithstanding the foregoing, and subject to Article 4 in the case of Company, either Party may assign this Agreement without the other Party’s consent to its Affiliates or any purchaser of all or substantially all of the assets of such Party to which this Agreement relates, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity, provided that the party to which the Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement (and subject to the applicable terms herein, including Section 10.7.5). A copy of such written agreement by such assigning Party shall be provided to the non-assigning Party within [***] of execution of such written agreement. Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and assigns. Any attempted assignment of this Agreement not in accordance with this Section 19.4 shall be null and void. No assignment shall relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement. For clarity, Roche’s consent is not required for Subsequent Transactions (subject to Section 4.2) or any Excluded Transaction conducted by Company or its Affiliates.

19.5	[***]

19.6	Independent Contractor

The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties. Neither Roche nor Company has the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior written consent of the other Party.

19.7	Force Majeure

Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, epidemic, pandemic or government actions relating thereto, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labour disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other party within [***] after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labour disturbance or dispute.

19.8	Integration

Except to the extent expressly provided herein, this Agreement (and all Exhibits attached hereto) constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous oral and written communications between the Parties with respect to the subject matter of this Agreement. In the event of any conflict or inconsistency between the body of this Agreement and an Exhibit, the terms and conditions of the body of this Agreement shall prevail.

19.9	Amendment; No Waiver

Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorized representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. No waiver by either Party of any condition or term in any one (1) or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term. The observance of any provision of this Agreement may be waived (either generally or in any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

19.10	Further Assurance

Each Party shall and shall use all reasonable endeavours to procure that any necessary Third Party shall promptly execute and deliver such further documents and do such further acts as may be required for the purpose of giving full effect to this Agreement.

19.11	Severability

The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination or part thereof of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination or part of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

19.12	Interpretation

The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement, including the Exhibits; (c) all references herein to Sections or Exhibits shall be construed to refer to Sections or Exhibits of this Agreement; (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (f) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding instant messaging); (g) the words “applicable law”, “applicable laws”, “law” or “laws” means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a governmental authority (including a court, tribunal, agency, legislative body or other instrumentality of any (i) government or country or territory, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body); (h) references to any specific law, rule or regulation, Section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; (i) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature; (j) the singular shall include the plural and vice versa; (k) the word “or” has the inclusive meaning represented by the phrase “and/or” unless it clearly indicates that one is an alternative to the other (i.e., “either/or”); (l) all references to days, months, quarters or years are references to calendar days, calendar months, Calendar Quarters, or Calendar Years; and (m) a reference to any body (including association or Regulatory Authority) that ceases to exist, or whose powers or functions are transferred refers to the body that replaces it or substantially succeeds to its powers or functions. Unless specifically specified otherwise, any requirement in this Agreement for a Party to give notice, its approval or consent or similar shall only be valid where such notice, approval, consent or similar is given in writing.

This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement the English language, except with Swiss nomenclature in parentheticals for select provisions. Except for such Swiss nomenclature (which shall control in any case), any translations into any language other than English shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

19.13	Counterparts; E-Signature

This Agreement may be executed in two or more counterparts, all of which taken together will be regarded as one and the same instrument. The Parties agree that in order to fulfill the written form requirement of this Agreement, as alternative to handwritten signatures on a hardcopy, E-Signatures of duly authorized representatives of the Parties may be used. E-signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement. The term “E-Signature” shall mean a signature that consists of one or more letters, characters, numbers or other symbols in digital form incorporated in, attached to or associated with the electronic document, that (a) is unique to the person executing the signature; (b) the technology or process used to make the signature is under the sole control of the person making the signature; (c) the technology or process can be used to identify the person using the technology or process; and (d) the electronic signature can be linked with an electronic document in such a way that it can be used to determine whether the electronic document has been changed since the electronic signature was incorporated in, attached to or associated with the electronic document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

OHB Pediatrics Ltd.	Oak Hill Bio Ltd.
[***]

/s/ Josh Distler	/s/ Josh Distler
Name: Josh Distler	Name: Josh Distler
Title: Chief Executive Officer	Title: Chief Executive Officer

F. Hoffmann-La Roche Ltd	F. Hoffmann-La Roche Ltd

/s/ Gabrielle Benjamin	/s/ Eliran Hadad
Name: Gabrielle Benjamin	Name: Eliran Hadad
Title: Senior Asset Management Director	Title: Senior Legal Counsel

Hoffmann-La Roche Inc.

/s/ Gerald Bohm
Name: Gerald Bohm
Title: Vice President and Secretary

Signature Page to License Agreement

Exhibit 1.19

[***]

Exhibit 1.80

Region(s)

[***]

Exhibit 1.89

Roche Know-How

[***]

Exhibit 1.91

Roche Patents

[***]

Exhibit 6.2

Materials

[***]

Exhibit 7.2

Development Plan

[***]

Exhibit 7.4

Data Sharing Agreement

[***]